The Redwood Review

2nd Quarter 2010

Redwood Trust

TABLE OF CONTENTS

Introduction	4

Shareholder Letter	5

Financial Insights	12

▶ Book Value	12

▶ Balance Sheet	14

▶ GAAP Income	18

▶ Taxable Income and Dividends	21

▶ Cash Flow	22

Residential Mortgage Loan Business	25

Investments in New Sequoia	26

Residential Real Estate Securities	27

Commercial Real Estate	35

Investments in Other Consolidated Entities	36

Appendix

Redwood’s GSE Reform Proposal	38

Accounting Discussion	44

Glossary	45

Financial Tables	51

THE REDWOOD REVIEW 2ND QUARTER 2010	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” ”will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) our belief that our businesses are on the right path for the future, our belief that the size of the future jumbo mortgage market is vast, our belief that there will be funding gap in the commercial real estate industry (and related investment opportunities) resulting from the difference between the amount of loans scheduled to refinance and the amount of capital available for refinancing, and our beliefs regarding our competitive position and our ability to compete in the future; (ii) our future capital needs, the strength of our balance sheet, our liquidity, our ability to access additional capital if needed, and our expectations regarding the future use of short-term debt financing, including through warehouse credit and repurchase facilities; (iii) changes we may make in the amount of capital we allocate under our risk-adjusted capital policy; (iv) our belief that we will complete additional securitizations through our Sequoia securitization platform and that these future securitizations will represent a larger portion of our balance sheet in the future; our future investment strategy and our ability to find attractive investments and future trends relating to our pace of acquiring or selling assets, including, without limitation, statements relating to our efforts to acquire residential mortgage loans and about the likelihood and timing of, and our participation in, future securitization transactions and our potential future investment activity in the commercial real estate sector; (v) the future returns we may earn on our investment portfolio, including future trends in interest income; (vi) future market and economic conditions, including, without limitation, future conditions in the residential and commercial real estate markets and related financing markets, and the related potential opportunities for our residential and commercial businesses; (vii) the future competitiveness of our Sequoia securitization platform, including our belief that private sector investors will favor platforms such as the Sequoia platform due to various factors, and our beliefs regarding the willingness of private sector investors to invest in future private sector securitizations of residential mortgage loans, the conditions those investors would require before investing, and the amount of capital those investors might allocate to these types of investment opportunities; (viii) our belief that some of the senior securities previously issued through our Sequoia securitization platform may incur losses in the future, depending on the magnitude and timing of additional credit losses incurred on the underlying loans; (ix) our beliefs about the future direction of housing market fundamentals, including, without limitation, home prices, mortgage delinquencies, loan modification programs, foreclosure rates, prepayment rates, inventory of homes for sale, and mortgage interest rates and their potential impact on our business and results of operations; (x) our views on the future of governmental programs designed to assist homeowners in obtaining mortgage loan modifications, and the potential impact on the value of existing mortgage-backed securities, including securities we hold in our portfolio, from residential mortgage loan modifications; (xi) the potential impacts to our business and the business of our counterparties and competitors of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, including the potential business, legal, and accounting impacts of regulations required to be promulgated under that Act and our belief as to the likely substantive content of certain of those to-be-promulgated regulations; (xii) the future of the status of Fannie Mae and Freddie Mac, the potential impact to our business as reform of these government-sponsored enterprises remains unclear while it is debated by Congress and the Obama administration, and our belief that the role of these two institutions (and, more generally, that the role of the federal government) in supporting the mortgage finance markets will ultimately decline (including as a result of our belief that the conforming residential loan size limit for these institutions will decline from its current level) and open up (A) private market loan acquisition and securitization opportunities, including for Redwood, and (B) commercial investment opportunities in the multi-family sector for the private sector, including for Redwood; (xiii) our expectations regarding future credit losses and impairments on our investments (including as compared to our original expectations and credit reserve levels), our statement that the amount of credit reserves we designate may require changes in the future, and our belief that our current GAAP income statements are reflective of our current underlying business trends; (xiv) the drivers of our future earnings, future earnings volatility, and future trends in operating expenses;

2	THE REDWOOD REVIEW 2ND QUARTER 2010

CAUTIONARY STATEMENT

Cautionary Statement (continued)

(xv) our belief that we expect to be able to invest significantly in our residential and commercial businesses over time, the size of the pipeline of residential mortgage loans we are committing to buy, the pace at which we may be able to acquire residential mortgage loans in the future, and that we contemplate executing a securitization after acquiring approximately $300 million of residential mortgage loans (possibly in the fourth quarter of 2010) depending on market conditions; (xvi) our board of directors’ intention to pay a regular dividend of $0.25 per share per quarter in 2010; (xvii) that in the foreseeable future we do not anticipate raising additional capital or anticipate that Redwood will pay a special dividend; and (xviii) our expectations relating to tax accounting, including our anticipation of additional losses for tax accounting purposes, that quarterly taxable income (loss) is difficult to predict and may vary from quarter to quarter, that we currently anticipate reporting a taxable loss in 2010, and that we anticipate that all 2010 dividends will be characterized as a return of capital.

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of high-quality assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions and the risks we are exposed to in executing securitization transactions; exposure to litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; changes in accounting principles and tax rules; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

THE REDWOOD REVIEW 2ND QUARTER 2010	3

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and reconciliations between the GAAP and non-GAAP figures.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share(1)	Annualized Return on Equity	GAAP Book Value per Share	Non-GAAP Economic Value per Share (2)	Total Dividends per Share
Q208	($1.40)	$0.11	(30%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(83%)	$12.40	$13.18	$0.75
Q408	($3.46)	($0.39)	(124%)	$9.02	$11.10	$0.75
Q109	($0.65)	($0.22)	(25%)	$8.40	$10.01	$0.25
Q209	$0.10	($0.16)	(05%)	$10.35	$11.30	$0.25
Q309	$0.34	($0.30)	13%	$11.68	$12.28	$0.25
Q409	$0.51	($0.44)	17%	$12.50	$13.03	$0.25
Q110	$0.58	$0.01	19%	$12.84	$13.32	$0.25
Q210	$0.35	($0.03)	11%	$12.71	$13.37	$0.25

(1) Taxable income (loss) per share for 2009 and 2010 are estimates until we file our tax returns.

(2) Non-GAAP economic value per share is calculated using estimated bid-side values (which take into account available bid-side marks) for our financial assets and estimated offer-side values (which take into account available offer-side marks) for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Non-GAAP economic value per share is reconciled to GAAP book value per share in Table 4 in the Financial Tables in this Review.

4	THE REDWOOD REVIEW 2ND QUARTER 2010

SHAREHOLDER LETTER

Dear Fellow Shareholders:

It just does not seem to get any easier to handicap the strength and stability of the economic recovery. Recent economic data hint at a slowdown and mortgage purchase applications are at their lowest level since 1996, even with mortgage rates at forty-year lows. At this point, low mortgage rates are stimulating refinancing activity, not housing demand. In our opinion, housing dragged us into the economic recession and housing weakness is behind the uncertainty surrounding the economic recovery. Continued high unemployment exacerbates that uncertainty. Even the Federal Reserve chairman recently stated there was “unusual uncertainty” concerning the economic outlook. Adding to the mix are unresolved questions regarding financial regulatory reform (FinReg). The newly passed legislation was largely a framework; the real impact will become clear only as the details are hammered out over the next year. Still to come is the long overdue reform of Fannie Mae and Freddie Mac (the “GSEs”).

At times, it is difficult not to get a little bogged down by short-term noise and speculation. When we find this happening, we know it’s time to take a step back and check our business vitals. In particular, what are the risks to our balance sheet? Are our residential and commercial businesses headed in the right direction? What are the roadblocks?

Let’s go through our checklist. We found it reassuring and hope you do as well.

First on the checklist is our balance sheet. What if the economy or housing double-dips? At quarter end, 25% of our capital (long-term debt and equity) was in cash and 64% was in seasoned senior residential mortgage-backed securities (RMBS). We have culled this RMBS portfolio over the past several quarters with the intent to retain the best, well-protected risk-adjusted cash flows. If bad things happen and RMBS prices fall to attractive levels, we will use our excess cash to capitalize on investment opportunities. On the liability side of the balance sheet, we have little exposure to liquidity risk. We are principally funded with equity and long-term subordinate notes (due in 2037). Conversely, what if the economic and employment picture significantly improve? Presumably, under these conditions, there would be less need for government support in the mortgage market, opening up private market securitization opportunities.

Second on our checklist is our residential mortgage business. Will the environment for investing private capital in mortgage credit ever improve? With the government backing roughly 95% of all mortgages originated in the first quarter (at taxpayers’ expense), we feel quite certain the government’s role in mortgage finance will ultimately decline, allowing the private sector to return to a more normal level of activity. For most of the past 20 years — until just a few years ago — the private sector backed between 40% and nearly 70% of residential mortgages. Our recent securitization reinforced our belief that institutional investors are ready to be active investors in non-government mortgage-backed securities with high-quality collateral if the right protections are in place. We believe our residential loan program has significant competitive advantages and our loan conduit flow program is off to a good start.

Third on our checklist is our commercial business. Are we doing the right thing in building a commercial mortgage investment business? We are putting a team in place and building our capabilities. We look at the enormous funding needs in the commercial mortgage sector over the next five years and see a serious shortfall of available funding. We believe the “extend and pretend” environment will end, though we don’t know when. We know we need to manage risk carefully and focus on execution. Commercial mortgage investments are a good fit with our long-term business model and balance sheet.

THE REDWOOD REVIEW 2ND QUARTER 2010	5

SHAREHOLDER LETTER

To us, the bottom line is that we have a strong, well-protected balance sheet and our residential and commercial businesses are strategically well positioned. We also believe that the investment opportunities in these businesses will ultimately far exceed our existing capital.

The biggest issue in our minds is time. We realize this raises the question of what our plans are for our excess cash. We will return to this topic later in this letter.

Next, we will turn to FinReg and the GSEs, topics of real significance to Redwood’s business. We have spent a fair amount of time this year on topics related to FinReg, the GSEs, and securitization reform. We have also spent time this year meeting and sharing our views with members of Congress, Treasury, the SEC, the Federal Reserve, and other policy makers. We will share some of our perspectives below.

Financial Regulatory Reform and the GSEs

If we look back, there was a lot of tough talk about how misaligned financial incentives led to the collapse and shut down of the private mortgage securitization market. A primary goal of private securitization reform was to significantly improve investor protections and deter risky behavior by securitization sponsors so as to avoid another taxpayer bailout. These planned safeguards were also intended to pave the way for the return of private mortgage securitization and to significantly reduce the excessive reliance on government support.

In the initial draft of FinReg, the cornerstone mechanism to protect investors and taxpayers was risk retention by securitization sponsors — commonly referred to as “skin in the game” (SIG). Our residential business model revolves around private securitization, so risk retention legislation directly affects us. We philosophically agreed and publicly advocated that sponsor risk retention was the best preventive mechanism. We are proponents of holding risk retention in the most credit-risk exposed tranches of a securitization — that is, a “horizontal slice.”

We were disappointed to see the watered-down SIG requirements in the final FinReg legislation. SIG is not required for “qualified loans,” a term not yet defined but likely to include fully amortizing prime loans. For securitizations of non-qualified loans (i.e., subprime) the sponsor will likely be required to hold SIG in the form of an equal percentage of each security tranche from triple-A rated securities on down — that is, a “vertical slice.” As triple-A rated securities are by far the largest tranche, the sponsor would then have the vast majority of its SIG investment in low risk, triple-A rated securities and very little SIG investment in securities directly exposed to credit losses. That doesn’t seem like much actual risk retention to us.

What caused the shift away from tough talk and strong regulation? In our opinion, the “boogieman” arguments carried the day. Boogieman number one goes like this: If banks are required to keep SIG (especially in a horizontal slice), then new accounting rules would probably require consolidation of the securitization entities, rendering private securitization activity unattractive to banks. If the banks are unwilling to use private securitization, then there is no relief valve for the GSEs.

We disagree.

6	THE REDWOOD REVIEW 2ND QUARTER 2010

SHAREHOLDER LETTER

Financial Regulatory Reform and the GSEs (continued)

For starters, the notion that banks are the only entities capable of securitizing residential loans en masse is simply not true. Historically, independent third parties such as REITs have been active sponsors. For example, at year-end 2006 there was approximately $500 billion of securitized prime non-agency loans. Redwood helped credit enhance roughly 18% of these loans by taking first-loss risk. More recently, Redwood played a major part in restarting the private securitization market by sponsoring the first non-agency residential securitization in over two years.

Furthermore, what happened to the triple-A investor protections in FinReg? At the end of the day, a critical investor protection appears to have largely been abandoned to achieve an accounting outcome. In our opinion, compromising safety and soundness for accounting optics is bad business.

Boogieman number two goes like this: The mortgage markets will never function properly without significant government involvement through the GSEs. Sufficient capital to fund a private mortgage market does not exist, or is not reliable. Thus, mortgage rates will soar and / or mortgage credit will plummet — harming homeowners, homebuilders, realtors, and the economy.

Again, we disagree.

Similar arguments were made when the Federal Reserve was nearing the conclusion of its $1.25 trillion agency mortgage-backed security (MBS) purchase program. What happened when the Fed quit buying agency MBS? Mortgage rates continued to decline and are now at record lows. Our recent securitization put us front and center in listening to the concerns of large institutional investors. We believe these private investors — awash in cash and looking for attractive, low risk investment opportunities — will return in droves if securitizations incorporate properly aligned incentives, the right investor protections, and appropriate respect for contract law and prioritization of liens. Under these conditions, we believe private investors can finance residential mortgages at attractive rates to borrowers.

None of this can be realized, however, without meaningful GSE reform. The process of evaluating the future of the GSEs has been painstakingly slow and the cost rises as time passes. The ultimate cost of the GSEs to taxpayers is currently estimated by the Congressional Budget Office at $390 billion. It is time to move forward — time is money. A plan to shrink the GSEs and to limit taxpayer liability can work. We have submitted to Treasury our suggestion for a plan that ensures that the essential liquidity functions of the GSEs are maintained, the taxpayer is protected, and the private sector is allowed back into the market, without saddling the U.S. government with huge incremental debt. (Please refer to the GSE module in the back of this Review and our website for more details.) Regardless of what plan is ultimately adopted, we strongly believe that the return of a fully functioning private mortgage securitization market is the only way to significantly reduce the ongoing taxpayer burden for the mortgage mess and restore a healthy and vital mortgage market.

THE REDWOOD REVIEW 2ND QUARTER 2010	7

SHAREHOLDER LETTER

Quarterly Highlights

Overview

As we reflect on the second quarter‘s results and operating activity, the old saying about a duck swimming in a pond comes to mind. The duck appears calm and graceful above the water’s surface, but underneath the duck is paddling like mad. A scan of our financial and operating metrics tells a relatively subdued, almost boring story for the quarter. Well, we can assure you that activity at Redwood remains anything but subdued or boring.

Our focus and energy has moved from the easy to see, measurable activity of buying secondary senior residential securities to the methodical, behind-the-scenes job of building our residential and commercial business franchises. We are making solid progress despite difficult market conditions, government roadblocks, and significant uncertainty as to how long it will take for the headwinds to subside.

Second Quarter Results

Our second quarter results were about what we expected. We reported $29 million in GAAP income, or $0.35 per fully diluted share. In the first quarter, we reported $47 million in GAAP income, or $0.58 per share. Each of the first two quarters of 2010 included the benefit of significant gains: $44 million in the first quarter and $16 million in the second quarter.  Of note, income excluding gains in the second quarter improved markedly from the first quarter’s level as a result of lower loan loss provisions, reduced negative market valuation adjustments, and lower operating expenses. These improvements were only partially offset by lower net interest income. In the second quarter, loan loss provisions of $4 million were at about half the level of the first quarter’s $9 million level. In the second quarter, we posted negative market valuation adjustments of $7 million versus $11 million of negative adjustments in the first quarter.

We estimate that taxable income was slightly negative in the second quarter. We expect negative taxable income to persist as credit losses come through. Credit issues impact taxable income when write-offs are taken, since we are not allowed to establish reserves for tax purposes. Governmental efforts to stall and reduce foreclosures have temporarily delayed loan write-offs. As über efforts to forestall foreclosures are dialed back — and there are clear signals that this is happening — we expect credit losses to increase as liquidations occur. We do not currently anticipate having a REIT requirement to pay dividends based on taxable income for 2010. We will revisit this as the year unfolds.

Book value per share on a GAAP basis ended the second quarter at $12.71, representing a $0.13 decline from $12.84 at the end of the first quarter. Book value declined in the quarter even as earnings exceeded dividends, principally due to the decline in the value of the interest rate hedges against our long-term borrowings. Book value was not significantly impacted this quarter by changes in securities prices, as prices generally closed the quarter about where they started.  Our book value per share on an estimated economic basis ended the second quarter at $13.37, a $0.05 increase from $13.32 at the end of the first quarter. Additional details are in the Financial Insights section of this Review. We continue to have ample liquidity and ended the second quarter with $288 million in cash, up from $242 million at March 31, 2010.

8	THE REDWOOD REVIEW 2ND QUARTER 2010

SHAREHOLDER LETTER

Quarterly Highlights (continued)

Residential Portfolio Business

Over the past 18 months, the primary investment focus of our portfolio team has been the acquisition of seasoned, senior non-agency RMBS. We said at the outset that this was a very attractive but limited investment opportunity that would eventually run its course. The combination of strong demand for RMBS by fixed income investors and banks, dwindling supply of RMBS, and historically low Treasury rates has driven unlevered yields for RMBS assets to levels generally unattractive to us. These market forces seem pretty well embedded. Unless the market dynamics change, we expect to selectively find some RMBS investments that meet our criteria, but it’s down to slim pickings. We have, however, used this market opportunity to sell certain of our portfolio investments in circumstances where we believed the market was bidding to a level that no longer reflected the risk of continuing to hold them.

During the second quarter, we acquired $23 million and sold $116 million in non-agency MBS, reducing the size of our securities portfolio to $734 million at June 30, 2010 from $840 million at March 31, 2010. Credit has performed in line with our expectations; prepayments have performed at or better than our expectations. In July, we purchased $24 million in securities and sold no securities.  Our portfolio group will, as always, be looking for additional attractive residential investment or structuring opportunities.

Residential Mortgage Loan Business

In April, we completed the first private residential mortgage securitization in the market in the last two years. In executing that deal, our goals were to have positive economics, address issues and concerns of relevant stakeholders, and take a leading role in setting standards. We also had a goal to inform government policy. We achieved our goals. Regarding policy, we have been meeting with policymakers (as noted earlier) about private market securitizations. We have also submitted our proposed plan for the reform of the GSEs to Treasury.

Our primary business is to invest in first-loss positions in securitized pools of prime, jumbo residential mortgage loans. Our balance sheet is well positioned to hold these long-term, illiquid investments. Effectively, we credit enhance or guarantee mortgage loans with capital, facilitating the process of channeling funds from savers to borrowers through the private market, via securitization. We can team with banks and other originators to provide capital to absorb losses from and support for their securitization transactions. Alternatively, we can acquire residential mortgage loans through our loan conduit, securitize these loans through our Sequoia program, and create home-cooked investments. This is our preferred strategy.

We have made improvements to our process which we believe enhance our competitive advantages. We have re-oriented the process to start with the triple-A investors, who provide over 90% of the financing, by considering their preferences when establishing the structure and loan collateral criteria. For lenders, we are delivering loan price and purchase commitments on a flow basis. From a securitization model standpoint, we believe that triple-A investors will favor sponsors who are independent of the originator/servicer and less conflicted. Additionally, we believe triple-A investors will favor sponsors who are willing to hold those tranches that are most exposed to credit risk. To that point, we expect to retain risk horizontally in our securitizations, regardless of how regulations come out.

THE REDWOOD REVIEW 2ND QUARTER 2010	9

SHAREHOLDER LETTER

Quarterly Highlights (continued)

Residential Mortgage Loan Business (continued)

We are committing to purchase mortgage loans, one by one, from a few companies that originate prime quality loans that meet our collateral criteria. We are in continuing discussions to add additional significant originators. As of July 31, we had commitments to purchase $154 million of mortgage loans, we had funded $5 million of loans, and we are ramping up activity gradually as expected. We have committed to purchase a mix of 10-year hybrids and 30-year fixed rate loans, the types of loans banks are least able to match fund. We are encouraged by our progress and contemplate doing a securitization once we get to $300 million of loans (give or take), possibly in the fourth quarter depending on market conditions.

Mortgage loan purchase volume is currently constrained by headwinds. The government’s outsized role in the mortgage market is a primary headwind, as we discussed earlier. The GSE’s elevated conforming limits have caused a significant increase in loan volume to go through Fannie Mae and Freddie Mac. For context, in 2009, there were $192 billion of residential mortgage originations over the $417,000 standard conforming limit, $100 billion (52%) of which went primarily to Fannie Mae and Freddie Mac instead of the private sector. The remaining 48% were retained on the balance sheets of banks. Lower levels of housing activity and lower home prices mean fewer originations over the GSE conforming limits — limiting opportunities to purchase loans. Banks’ desire to retain high-quality assets also limits loans available for purchase. We are confident that opportunities will improve with reform of the GSEs and the return of a more normal yield curve.

Commercial Mortgage Activity

We continue to believe the long-term investment opportunity in commercial real estate loans is vast. Some estimate a need for $1.4 trillion in commercial refinancing over the next five years. We believe the available sources of commercial mortgage financing will fall far short of this amount.

Over the past nine months, REITs and fund managers have raised a significant amount of capital with the expectation of capitalizing on a large and attractive supply of refinancing and distressed opportunities. So much for the best laid plans. The majority of this capital sits frustratingly idle as the actual commercial refinance activity has been muted by lenders and borrowers engaging in a “kick the can down the road,” strategy to defer the recognition of property valuation declines. Furthermore, competition has been fierce for the few good deals in the market.

An illustration may help clarify why near term demand for capital is limited. There were $250 billion in commercial loans with scheduled maturities in 2009 yet only $111 billion of new originations and refinancings were reported for the year. This suggests that $139 billion in commercial loans were extended (less the relatively small amount that defaulted).

We continue to build our origination and investment team and our business; we remain focused on quality borrowers and properties. We are somewhat encouraged by the recent pick-up we are seeing in potential mezzanine investment opportunities in which we would team with quality long-term, first mortgage lenders. We are simultaneously exploring potential investment opportunities in multi-family properties.

10	THE REDWOOD REVIEW 2ND QUARTER 2010

SHAREHOLDER LETTER

Quarterly Highlights (continued)

Cash

As of July 31, we had $258 million in cash and many investors would like to know the time frame for deploying our cash. We too would welcome more clarity. We earn essentially nothing on our cash. This is painful, especially as we sense the low interest rate, low economic growth environment could stay with us for a protracted period of time.

While we cannot assure you by what date we’ll have capital invested, we can assure you we will continue to be good stewards of capital. We are shareholders too; we get it. While there is a cost to holding cash, there are also a number of important benefits. Holding cash is a relatively low-cost option — we expect to be able to invest significantly in our residential and commercial businesses over time. Next, cash makes us relevant to counterparties. Finally, holding cash gives us flexibility to take advantage of opportunities that may become available if the environment were to become unexpectedly bad.

It may go without saying, but we’ll say it anyway: In the foreseeable future, we do not anticipate raising additional capital and we do not anticipate that Redwood will pay a special dividend. While holding roughly 25% of our capital in cash is an anchor to earnings, we are keenly aware of the risk of too hastily investing capital to boost near term earnings.

Closing

We are confident that our businesses are on the right path to achieve our goal of producing high quality, long-term cash flows. We are working on multiple fronts to open up roadblocks that limit our near-term investment opportunities. As always, we appreciate your continued support and patience.

Martin S. Hughes	Brett D. Nicholas
President and	Executive Vice President,
Chief Executive Officer	Chief Investment Officer, and Chief Operating Officer

THE REDWOOD REVIEW 2ND QUARTER 2010	11

FINANCIAL INSIGHTS

Book Value

Summary

▶	The following table shows the components of our GAAP Book Value and Management’s Estimate of Non-GAAP Economic Value at June 30, 2010.

Components of Book Value*
June 30, 2010
($ in millions, except per share data)
			Management's
			Estimate of
	GAAP		Non-GAAP
	Book Value	Adj.	Economic Value
Cash and cash equivalents	$288		$288

Real estate securities at Redwood
Residential	725		725
Commercial	8		8
CDO	1		1
Total real estate securities at Redwood	$734		$734

Investments in the Fund	15		15
Investments in Sequoia	101	(25)	76
Investments in Acacia	3	(2)	1
Total cash, securities, and investments	$1,141		$1,114

Long-term debt	(140)	78	(62)

Other assets/liabilities, net	(10)		(10)

Stockholders' equity	$991		$1,042

Book value per share	$12.71		$13.37

▶
During the second quarter of 2010 our GAAP book value decreased by $0.13 per share to $12.71 per share. The net decrease resulted from $0.41 per share from earnings before market valuation adjustments plus $0.02 per share from our equity issuance related to dividend reinvestment, less $0.26 per share of unrealized loss on cash flow hedges, $0.05 per share of negative market valuation adjustments, and $0.25 per share of dividends paid to shareholders.

▶
During the second quarter our estimate of non-GAAP economic value increased by $0.05 per share to $13.37 per share. The net increase resulted from $0.23 per share net cash flows and net positive market valuation adjustments on our securities and investments plus $0.14 per share from valuation changes related to our long-term debt and $0.02 per share from equity issuance related to dividend reinvestment, less $0.09 per share of cash operating and interest expense and $0.25 per share of dividends paid to shareholders.

*
The components of book value table presents our assets and liabilities as calculated and reported under GAAP and as adjusted to reflect our estimate of economic value, a non-GAAP metric. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and in Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities and interests that we have acquired from these entities. See pages 16 and 17 for an explanation of the adjustments set forth in this table.

12	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
In the chart below we present our securities portfolio by acquisition period, which highlights that 91% of the economic value of our investments were held in cash or in securities acquired since the beginning of 2008. Our future earnings will be driven primarily by the performance of these investments along with how we deploy our existing cash and future cash flow.

Cash, Securities, and Investments at Redwood*
June 30, 2010 ($ in millions)

*	Estimate of non-GAAP economic value; see pages 12 and 16-17 for explanation and reconcilation to GAAP.

THE REDWOOD REVIEW 2ND QUARTER 2010	13

FINANCIAL INSIGHTS

Balance Sheet

▶	The following table shows the components of our balance sheet at June 30, 2010.

Consolidating Balance Sheet
June 30, 2010
($ in millions)
	Redwood Parent	2010 Sequoia	Other Consolidated Entities	Intercompany	Redwood Consolidated
Real estate loans	$3	$226	$3,581	$-	$3,810
Real estate securities	734	-	310	(27)	1,017
Investments in 2010 Sequoia	28	-	-	(28)	-
Investment in Other Consolidated Entities	91	-	-	(91)	-
Other investments	-	-	4	-	4
Cash and cash equivalents	288	-	-	-	288
Total earning assets	1,144	226	3,895	(146)	5,119

Other assets	41	3	56	-	100

Total assets	$1,185	$229	$3,951	$(146)	$5,219
Short-term debt	$-	$-	$-	$-	$-
Other liabilities	54	1	87	-	142
Asset-backed securities issued	-	200	3,761	(27)	3,934
Long-term debt	140	-	-	-	140
Total liabilities	194	201	3,848	(27)	4,216

Stockholders’ equity	991	28	91	(119)	991
Noncontrolling interest	-	-	12	-	12
Total equity	991	28	103	(119)	1,003

Total liabilities and stockholders’ equity	$1,185	$229	$3,951	$(146)	$5,219

▶
We present our consolidating balance to highlight the impact that consolidation has on our GAAP consolidated balance sheet. As shown above, Redwood’s $119 million GAAP investment in the consolidated entities (including 2010 Sequoia) increased our consolidated assets and liabilities by over $4 billion.

▶
We are required under GAAP to consolidate all of the assets, liabilities, and noncontrolling interests of the Fund (due to our significant general and limited partnership interests in the Fund and ongoing asset management responsibilities), and certain Sequoia and Acacia securitization entities that are treated as secured borrowing transactions. However, the securitized assets of these entities are not available to Redwood. Similarly, the liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets and are not obligations of Redwood.

▶
The consolidating balance sheet presents the 2010 Sequoia securitization entity separate from all prior Sequoia securitizations to highlight our renewed focus on growing our core business of creating credit investments. As we complete additional securitizations, we expect new Sequoia securitization entities to represent a larger portion of our consolidated balance sheet as prior Sequoia securitization entities continue to pay down.

14	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Securities

▶
The following table presents the fair value (which equals GAAP carrying value) of real estate securities at Redwood at June 30, 2010. We segment our securities portfolio by vintage (the year(s) the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate), and for residential securities by quality of underlying loans (prime and non-prime).

Real Estate Securities at Redwood
June 30, 2010
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
Seniors
Prime	$14	$227	$69	$310	42%
Non-prime	114	197	9	320	44%
Total Seniors	$128	$424	$78	$630	86%

Re-REMIC
Prime	$5	$9	$55	$69	9%
Total Re-REMIC	$5	$9	$55	$69	9%

Subordinates
Prime	$12	$3	$1	$16	2%
Non-prime	9	1	-	10	2%
Total Subordinates	$21	$4	$1	$26	4%

Total Residential	$154	$437	$134	$725	99%

Commercial Subordinates	$7	$1	$-	$8	1%
CDO Subordinates	$-	$1	$-	$1	-

Total	$161	$439	$134	$734	100%

THE REDWOOD REVIEW 2ND QUARTER 2010	15

FINANCIAL INSIGHTS

Balance Sheet (continued)

▶	The table below details the change in fair value of securities at Redwood during the second and first quarters of 2010.

Real Estate Securities at Redwood
($ in millions)

	Three Months Ended
	6/30/10	3/31/10
Beginning fair value	$840	$781

Acquisitions	23	180
Sales proceeds	(116)	(124)
Gain on sale	16	38
Effect of principal payments	(27)	(22)
Change in fair value, net	(2)	(13)

Ending fair value	$734	$840

▶
During the second quarter there was limited price volatility and relatively small supply in the secondary RMBS markets. As a result, loss adjusted yields on secondary RMBS assets remained relatively unattractive to us as compared to recent historical levels and our rate of new acquisitions declined accordingly.

▶	During July, we acquired $24 million of securities and we sold no securities.

Investments in the Fund and the Securitization Entities

▶	Our investments in the Fund, Sequoia, and Acacia securitization entities, as reported for GAAP, totaled $119 million, or 12% of our equity at June 30, 2010.

▶
The GAAP carrying value and the fair value of our investment in the Fund was $15 million. The Fund is primarily invested in non-prime residential securities and is managed by a subsidiary of Redwood. Our investment represents a 52% interest in the Fund.

▶
The GAAP carrying value of our investments in Sequoia was $101 million and management’s estimate of the non-GAAP economic value of those investments was $76 million. We estimated the non-GAAP economic value for our investments, consisting of $43 million of IOs and $33 million of senior and subordinate securities, using the same valuation process that we follow to fair value our other real estate securities. For GAAP, we account for the assets and liabilities at historical cost and the net $101 million carrying value represents the difference between the carrying costs of the assets ($3.9 billion at June 30, 2010) and liabilities ($3.8 billion at June 30, 2010) owned by the Sequoia entities.

▶
The GAAP carrying value of our investments in Acacia entities was $3 million and management’s estimate of the non-GAAP economic value of those investments was $1 million, which primarily reflects the present value of the management fees we expect to earn from these entities. The equity interests and securities we own in the Acacia entities have minimal value.

16	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

Balance Sheet (continued)

Debt

▶	We had no short-term recourse debt at June 30, 2010. We continue to fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls or financial covenants.

▶
We expect to utilize short-term debt to finance the acquisition of prime mortgage loans prior to securitizing those loans through our Sequoia program. We remain in discussion with counterparties to re-establish warehouse credit facilities for this purpose. For now, we plan to use our excess cash to purchase mortgage loans and are considering using repurchase facilities collateralized by certain of our existing senior residential mortgage-backed securities (RMBS) to temporarily finance our mortgage loan acquisitions. During the second quarter, we utilized our repurchase facilities for a short period of time to ensure that the operational processes for using these facilities would function as expected.

▶
At June 30, 2010, we had $140 million of long-term debt outstanding with a stated interest rate of LIBOR plus 225 basis points due in 2037. During the first six months of 2010, through interest rate hedging arrangements, we effectively fixed the interest rate on this long-term debt at 6.75%. We calculated the $62 million estimate of non-GAAP economic value of this long-term debt based on its stated interest rate using the same valuation process used to fair value our other financial assets and liabilities. The reduction in the estimated economic value of the debt in the second quarter reflects wider credit spreads and lower future interest rates as implied by the yield curve. As a result of declining interest rates during the second quarter of 2010, the fair value of the interest rate hedges related to this long-term debt declined by $20 million, as reflected in shareholders’ equity on our balance sheet.

Capital and Cash

▶	At June 30, 2010, our total capital equaled $1.1 billion, including $991 million in shareholders’ equity and $140 million of long-term debt.

▶	At June 30, 2010, our cash totaled $288 million and our excess capital was $240 million. At July 31, 2010, our cash totaled $258 million and our excess capital was $178 million.

▶
We use our capital to invest in earning assets, meet lender capital requirements, and to fund our operations and working capital needs. The difference between our cash balance and excess capital is primarily unsettled trades and margin requirements for hedging agreements. We allocate capital to our investments under our risk-adjusted capital guidelines based on numerous factors including the liquidity of the assets and the availability of financing.

▶
We have generally allocated capital equal to 100% of the fair value of all our investments, a policy that has served us well over the past few years of market turmoil. We have successfully managed through two tumultuous periods (1998 and 2008) and we will remain thoughtful about managing funding risk when we re-enter the short-term debt market.

▶
In July, as discussed further below, we started to acquire residential mortgage loans for future securitization. Since we have the ability to access financing during the accumulation period, we have allocated less than 100% capital on these residential loans under our risk-adjusted capital policy.

▶
In addition, we may change the amount of capital we allocate to the more liquid securities we own. Consistent with our past practices, we will make these changes only when we believe it is in the best long-term interest of our shareholders. We believe we have significantly greater capital capacity than reflected in our stated excess capital amounts, given our conservative choice to allocate 100% capital to most of our assets. Given our capacity, we would likely look to our own balance sheet for sources of liquidity before looking externally and are unlikely to seek additional capital in the near term.

THE REDWOOD REVIEW 2ND QUARTER 2010	17

FINANCIAL INSIGHTS

GAAP Income

Summary

▶	The following table provides a summary of our consolidated GAAP income for the second and first quarters of 2010.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	6/30/10	3/31/10
Interest income	$56	$58
Interest expense	(21)	(18)
Net interest income	35	40

Provision for loan losses	(4)	(9)
Market valuation adjustments, net	(7)	(11)
Net interest income (loss) after provision and market valuation adjustments	24	20

Operating expenses	(11)	(17)
Realized gains, net	16	44
Noncontrolling interest	-	-
Benefit from (provision for) income taxes	-	-

GAAP income	$29	$47

GAAP income per share	$0.35	$0.58

▶
Our consolidated GAAP income for the second quarter of 2010 was $29 million, or $0.35 per share, as compared to $47 million, or $0.58 per share, for the first quarter of 2010. The decrease in earnings is a result of a decline in realized gains from fewer sales of securities and a decline in net interest income from holding fewer securities during the quarter, partially offset by reductions in our loan loss provision and operating expenses.

18	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

▶
The following tables show the estimated effect that Redwood, our recent Sequoia securitization, and our other consolidated entities (all consolidated entities established in 2007 or prior) had on GAAP income for the second quarter of 2010 and the first quarter of 2010. These components of our income statement are not separate business segments.

Consolidating Income Statement
Three Months Ended June 30, 2010
($ in millions)
	Redwood Parent	2010 Sequoia	Other Consolidated Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$16	$1	$30	$-	$47
Net discount (premium) amortization	10	-	(1)	-	9
Total interest income	26	1	29	-	56

Management fees	-	-	-	-	-
Interest expense	(2)	(1)	(18)	-	(21)
Net interest income	24	-	11	-	35

Provision for loan losses	-	-	(4)	-	(4)
Market valuation adjustments, net	(4)	-	(3)	-	(7)
Net interest income after provision and market valuation adjustments	20	-	4	-	24

Operating expenses	(11)	-	-	-	(11)
Realized gains, net	16	-	-	-	16
Income from 2010 Sequoia	-	-	-	-	-
Income from Other Consolidated Entities	4	-	-	(4)	-
Noncontrolling interest	-	-	-	-	-
Provision for income taxes	-	-	-	-	-

Net income	$29	$-	$4	$(4)	$29

Consolidating Income Statement
Three Months Ended March 31, 2010
($ in millions)
	Redwood Parent	2010 Sequoia*	Other Consolidated Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$-	$32	$-	$50
Net discount (premium) amortization	9	-	(1)	-	8
Total interest income	27	-	31	-	58

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(17)	-	(18)
Net interest income	27	-	14	(1)	40

Provision for loan losses	-	-	(9)	-	(9)
Market valuation adjustments, net	(3)	-	(8)	-	(11)
Net interest income after provision and market valuation adjustments	24	-	(3)	(1)	20

Operating expenses	(17)	-	(1)	1	(17)
Realized gains, net	38	-	6	-	44
Income from Other Consolidated Entities	2	-	-	(2)	-
Noncontrolling interest	-	-	-	-	-
Provision for income taxes	-	-	-	-	-

Net income	$47	$-	$2	$(2)	$47

* 2010 Sequoia was not active in the first quarter of 2010.

THE REDWOOD REVIEW 2ND QUARTER 2010	19

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

Redwood Parent

▶
At Redwood, net interest income was $24 million for the second quarter of 2010, as compared to $27 million for the first quarter of 2010. The decrease in net interest income was primarily due to lower average holdings of earning assets due to sales of securities, as well as higher effective interest costs on our long-term debt due to hedging.

▶
In the near term, we continue to expect net interest income to be driven primarily by our residential senior securities, which comprised 86% of the securities we held at June 30, 2010. During the second quarter, these securities generated $17 million of interest income, or a 13% effective annual yield comprised of 6% coupon interest and 7% discount amortization income.

▶
Gains on sales of securities were $16 million (and generated total proceeds of $116 million) for the second quarter of 2010, as compared to $38 million for the first quarter of 2010. Of the $16 million of gains, $8 million were already reflected in our balance sheet at the beginning of the quarter and $8 million resulted from increases in value during the quarter.

▶
Negative market valuation adjustments (MVA) were $4 million in the second quarter, a $1 million increase from the prior quarter due to impairments on securities. To the extent our loss expectations do not significantly change, we expect the pace of future impairments on securities to remain near levels observed in recent quarters.

▶
Operating expenses at Redwood were $11 million in the second quarter of 2010, a decrease of $6 million from the first quarter. The decline in operating expenses was primarily due to $4 million of compensation expense in first quarter that was non-recurring. Lower variable compensation expenses and reduced legal accrual expenses associated with our recent Sequoia securitization also contributed to the decrease in operating expenses.

Other Consolidated Entities

▶	We recognized net income of $4 million in the second quarter from our investments in the Fund, Sequoia, and Acacia securitization entities established in 2008 or prior.

▶
Net interest income was $11 million in the second quarter, a decrease of $3 million from the first quarter of 2010. This decrease was primarily due to the poor credit performance on securities held at Acacia, resulting in lower interest income.

▶
The provision for loan losses for Sequoia entities totaled $4 million in the second quarter, a decrease of $5 million from the first quarter of 2010. Serious delinquencies (90+ days past due) declined to 4.04% (excluding the Sequoia 2010 securitization) in the second quarter from 4.32% at the end of the first quarter as more loans were liquidated than transitioned to serious delinquency status. There are currently four Sequoia entities for which we have expensed aggregate loan loss provisions of $2 million in excess of our reported investment for GAAP purposes. At this time we do not expect to deconsolidate any Sequoia entities in 2010.

▶
Market valuation adjustments were negative $3 million in the second quarter, a decrease of $5 million from the first quarter. Net market valuation adjustments at Acacia entities represent most of this difference.

20	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

Taxable Income and Dividends

Summary

Redwood has elected REIT status and is required to distribute at least 90% of its REIT taxable income (and meet certain other requirements) to maintain this status. Redwood’s board of directors can declare dividends in excess of this minimum requirement. REIT taxable income is defined as income as calculated for tax accounting that is earned at Redwood and its qualified REIT subsidiaries. Redwood also earns taxable income at its taxable subsidiaries which it is not required to distribute. To the extent Redwood retains REIT taxable income that is not distributed to shareholders, it is taxed at corporate tax rates. A reconciliation of GAAP and taxable income is set forth in Table 2 in the Financial Tables in this Review.

Overview

▶
Redwood’s estimated taxable loss for the second quarter of 2010 was $3 million, or $0.03 per share, as compared to estimated taxable income of $1 million, or $0.01 per share, for the first quarter of 2010. (Reconciliations of GAAP and tax income are shown in Table 2 in the Financial Tables in this Review.)

▶
Credit losses continue to be the significant driver of our taxable results and accounts for the majority of the difference between GAAP and taxable income. In both the second and first quarters credit losses as calculated for tax purposes totaled $24 million and were expensed through our tax-based earnings. (For earnings calculated under GAAP, credit losses were charged to our credit reserves. Credit reserves are not allowed for tax purposes.)

▶
Another difference between GAAP and taxable income is sales. Our tax-based gains in the second quarter were offset by prior period capital losses, which stood at $81 million as of June 30, 2010. For earnings calculated under GAAP, we recognized gains of $16 million.

▶
We continue to expect to realize a taxable loss for the full year in 2010. However, the timing of credit losses on securities we own has a large impact on our quarterly taxable income. We anticipate an additional $197 million of losses on securities in future periods for tax purposes; for GAAP purposes, as noted above, we have already established credit reserves for these anticipated losses.

▶
Since we currently expect a REIT taxable loss in 2010, we anticipate that this year’s dividend distributions will be characterized as return of capital. However, if credit losses remain at lower levels than we experienced in 2009 and we do generate positive taxable income, a portion of this year’s dividend distributions would be characterized as ordinary income (to the extent of the 2010 REIT taxable income).

▶
On May 18, 2010, our board of directors declared a regular dividend of $0.25 per share for the second quarter, which was paid on July 21, 2010 to shareholders of record on June 30, 2010. This is consistent with the board of directors’ announcement in November 2009 that it intended to declare and pay quarterly regular dividends at this rate throughout 2010.

THE REDWOOD REVIEW 2ND QUARTER 2010	21

FINANCIAL INSIGHTS

Cash Flow

▶
In the second quarter, our business cash flow remained in line with our expectations. Our business cash flow exceeded our cash operating expenses, acquisitions, and dividend distributions. We ended the second quarter with $288 million of cash, up from $242 million at the end of prior quarter.

▶
We believe our current GAAP income statements are reflective of our current underlying business trends, especially given the nature of the assets we currently hold. We also consider cash flow one of a number of important operating metrics; however, we realize that quarterly cash flow measures have limitations. In particular, we note:

•
When securities are purchased at large discounts from face value it is difficult to determine what portion of the cash received is a return “of” principal and what portion is a return “on” principal. It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was income and what was a return of capital.

•
Certain investments may generate cash flow in a quarter that is not necessarily reflective of the long-term economic yield we will earn on the investments. For example, we acquired certain re-REMIC support securities at what we believe will produce attractive yields. Due to their terms, however, these securities are locked out of receiving any principal payments for years. Because of the deferred receipt of principal payments, formulating any conclusions on the value or performance of these securities by looking solely at the early quarterly cash flow may not be indicative of economic returns.

•
Cash flow from securities and investments can be volatile from quarter to quarter depending on the level of invested capital, the timing of credit losses, acquisitions, sales, and changes in prepayments and interest rates.

22	THE REDWOOD REVIEW 2ND QUARTER 2010

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statement of Cash Flow for the second and first quarters of 2010 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flow generated by our Sequoia and Acacia securitization entities and the Fund (cash flow that is not available to Redwood), but does include the cash flow distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

▶
As detailed in the table below, we include proceeds from sales as a component of business cash flow. While it is generally our intention when we acquire assets to hold them to maturity and receive principal and interest payments over their lives, we sell assets from time to time as part of our continuing management of risk and return expectations. A sale effectively accelerates the receipt of these cash flows.

Redwood
Sources and Uses of Cash
($ in millions)
	Three Months Ended
	6/30/10	3/31/10

Beginning cash balance	$242	$243
Business cash flow:
Cash flow from securities and investments	$177	$193
Cash operating expenses	(10)	(15)
Interest expense on long-term debt	(1)	(1)
Total business cash flow	166	177

Other sources and uses:
Investment in 2010 Sequoia	(28)	-
Changes in working capital	3	(2)
Acquistions (1)	(55)	(156)
Derivative margins posted, net	(20)	-
Dividends	(20)	(20)
Net other uses	(120)	(178)

Net sources (uses) of cash	$46	$(1)
Ending cash balance	$288	$242

(1) Total acquisitions in the second quarter of 2010 were $23 million, $1 million which are not reflected in this table because they did not settle until early July. Also, $33 million of acquisitions made in the first quarter that did not settle until early April are reflected in this table.

THE REDWOOD REVIEW 2ND QUARTER 2010	23

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
Total cash flow from securities and investments was $177 million for the second quarter, a decrease of $16 million from first quarter, primarily due to a decreased level of security sales at Redwood and the Fund.

▶
Total proceeds from the sale of senior and re-REMIC securities at Redwood were $116 million in the second quarter, compared to $124 million in first quarter, primarily due to a decreased level of sales of re-REMIC securities.

Redwood
Cash Flow from Securities and Investments
($ in millions)

	Three Months Ended

	6/30/10	3/31/10

Securities at Redwood
Residential Seniors
Principal and Interest	$42	$40
Proceeds from Sales	111	73
Total	153	113

Residential Re-REMICs
Principal and Interest	2	3
Proceeds from Sales	5	51
Total	7	54

Residential Subordinates principal and interest	8	8

Commercial and CDO Subordinates
Principal and Interest	1	1
Proceeds from Sales	-	-
Total	1	1
Total cash flow from securities at Redwood	169	176

Investments in the Fund	1	9
Investments in Sequoia entities	7	8
Investments in Acacia entities	-	-
Total cash flow from securities and investments	$177	$193
▶
Redwood’s investment in the Fund generated $1 million of cash flow in the second quarter, compared to $9 million in the prior quarter, due to a decreased level of sales in the second quarter. In the first quarter, our share of the proceeds from asset sales by the Fund represented $7 million of the cash received.

▶
Cash flow excluding proceeds from sales totaled $61 million in the second quarter, compared to $69 million in the prior quarter, and continued to exceed cash operating expenses ($10 million), interest expense ($1 million), and dividends ($20 million).

24	THE REDWOOD REVIEW 2ND QUARTER 2010

RESIDENTAL MORTGAGE LOAN BUSINESS

Summary

We purchase newly originated prime loans (primarily jumbo) that meet our collateral criteria from approved lenders on a flow or bulk basis. Loans acquired through this process (our “conduit”) are expected to be securitized through new Sequoia securitization entities. Our conduit allows lenders to offload risk from their balance sheets, free up capital for additional lending, and potentially reduce hedging costs as a result of our price commitments.

Quarterly Update

▶
At June 30, 2010, our committed pipeline of residential mortgage loans totaled $80 million, consisting of 10/1 hybrids and 30-year fixed rate loans. At July 31, 2010, the pipeline totaled $154 million. During the period beginning on April 1, 2010 and continuing through July 31, 2010, we completed the purchase of $5 million in loans.

▶
We are encouraged by our progress and contemplate executing a new Sequoia securitization once we acquire approximately $300 million of loans, perhaps in the fourth quarter, depending on market conditions and other factors.

▶
Over time, our goal is to establish our conduit as the leading source of liquidity for the prime jumbo mortgage market, where originators are able to obtain timely purchase commitment decisions and price protection.

▶
The size of the jumbo market is potentially vast — suggesting an opportunity that well exceeds our current capital available to invest. For example, if annual residential originations return to $1.3 trillion (one-third of the peak level in 2003) and jumbo loans account for 20%, jumbo loan originations would amount to $260 billion. If half of these loans were securitized and Redwood were to credit enhance 10%, or $13 billion, our annual investment would be approximately $400 million, assuming we retained the subordinate securities (at market prices) equal to 5% of the securitizations.

▶
We anticipate that the current maximum GSE conforming loan limit of $729,750 will be reduced from its current elevated level through either GSE reform or from an improvement in the mortgage market that will eliminate the need for the higher limits that were established during the financial crisis. Reduced limits should increase the universe of loans available to the private market, including Redwood.

THE REDWOOD REVIEW 2ND QUARTER 2010	25

INVESTMENTS IN NEW SEQUOIA

Summary

This new module reflects our investment in Sequoia securitization entities created in 2010. Sequoia securitization entities are entities that acquire residential mortgage loans through our conduit and issue asset-backed securities (ABS) backed by these loans. Generally, the loans that new Sequoia entities have acquired are prime-quality loans. Most of the senior or investment-grade rated ABS issued by new Sequoia entities have been sold to third-party investors; Redwood has retained the subordinate or non-investment grade securities and the interest-only securities (IOs).

Quarterly Update

▶
In April 2010, Redwood (through Sequoia) sponsored a $238 million residential prime jumbo mortgage securitization, referred to as SEMT 2010-H1. This was the first prime jumbo securitization in the mortgage market to be backed by newly originated loans in nearly two years and was well received by triple-A investors. As with all our Sequoia securitizations, this issuance did not require credit support from the government.

▶	Second quarter GAAP income of $0.2 million from this new securitization reflects two months of income, net of one-time expenses.

▶
For GAAP purposes, we account for our Sequoia securitizations as financings and the assets and liabilities are carried on our balance sheet at their amortized cost. As a result, our $28 million investment in new Sequoia does not appear on our GAAP consolidated balance sheet as an investment; rather, it is reflected as the difference between the $229 million of consolidated assets of new Sequoia and the $201 million of consolidated ABS issued to third parties, at June 30, 2010. (The difference between the $238 million amount at issuance and the balance at June 30, 2010, represents principal payments.)

26	THE REDWOOD REVIEW 2ND QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential real estate loans. Some of our investments in residential real estate securities are backed by prime residential loans, while others are backed by non-prime loans such as Alt-A loans. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia entities, and Acacia entities, and exclusive of Redwood’s investments in these entities.

Market Conditions and Portfolio Activity

▶
While the market for Treasuries and equities experienced significant volatility during the second quarter of 2010, the non-agency RMBS market had limited price volatility over the period. While we did experience some dips in pricing during the quarter, these were predominantly characterized by a widening in the bid-ask spread, making it difficult to add assets at prices we would have found attractive. The majority of supply, which declined in the second quarter, came from the liquidation of collateralized debt obligations and structured investment vehicles during the second quarter. The liquidation sales have been well bid.

Senior RMBS Prices

Source: JP Morgan

THE REDWOOD REVIEW 2ND QUARTER 2010	27

RESIDENTIAL REAL ESTATE SECURITIES

Housing Prices

▶
Oversupply remains a primary obstacle to a housing market recovery and the situation appears to be getting worse. The National Association of Realtors reported a 10% increase in inventories in the second quarter, which increases the supply to an 11-month high of 8.9 months of supply as of June 2010.

▶
The relative stability of home prices in 2009 was due in large part to falling inventories. That trend appears to have reversed, as housing inventory is up 22% year-to-date, which suggests another downward move in prices.

▶
Some of the new supply represents listings of delinquent, distressed, or repossessed homes. This “shadow inventory” is difficult to measure, but likely represents a larger inventory of homes than the entire stock of currently listed properties. Additional sources of supply could come from more voluntary listings by previously reluctant home owners testing the market.

▶
It does not appear that the increase in inventory over the last six months is due to accelerated servicing of distressed collateral. Foreclosed homes are still being repossessed into REO at a very slow pace at about 5% per month compared to an average of 10% per month in pre-crisis 2007. This suggests that there is still potential for a spike in distressed supply if servicers accelerate foreclosures.

▶
Housing market activity remains skewed towards the low end of the price range, with first-time home buyers responsible for 43% of June 2010 sales, according to the NAR. Unburdened by existing mortgages, these buyers have been taking advantage of historically low rates and prices, but their demand is concentrated in less expensive markets, which are not Redwood’s traditional focus.

▶	On average, we expect an additional 5-8% decline in the value of currently securitized non-agency collateral over the next 12-18 months, with significant geographic variation.

Delinquencies

▶
Serious (60+ days) delinquencies for prime and Alt-A loans continued to show improvement in recent months. According to LoanPerformance, the rate of increase in serious delinquencies has slowed for non-conforming prime loans and has been declining in recent months for Alt-A loans. From March 2010 to June 2010, serious delinquencies increased for fixed-rate prime loans from 8.1% to 8.3% and for hybrid loans from 11.8% to 12.2%, and for Alt-A loans declined from 31.5% to 30.7%. At Redwood, 60+ days delinquencies on loans underlying the prime and non-prime residential securities we own are modestly lower than the industry.

▶
We have noticed a significant improvement in roll rates (from performing to delinquent) over the last few months for both prime and Alt-A collateral. In the fourth quarter of 2009, about 1% of previously “always current” prime borrowers went delinquent each month (2.1% per month for Alt-A). Since then, that roll rate has fallen to 0.74% per month for prime (1.48% per month for Alt-A) — a 26% decrease.

▶
This transition — from “always current” to the first missed payment — is one of the metrics we follow. It has been well correlated with labor market conditions and mortgage liquidity. Thus these declining roll rates could suggest that mortgage market conditions have improved noticeably over the last three to six months, but it is too early to determine if this improvement represents a sustainable trend.

28	THE REDWOOD REVIEW 2ND QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Prepayments

▶
According to data from LoanPerformance, industry-wide prepayment rates on non-agency prime loans were nearly unchanged from the first quarter at 14% CPR. Prepayment rates on loans underlying prime RMBS held by Redwood continue to be modestly faster than the industry average, reflecting the concentration of securities we own in older vintages.

▶
Industry-wide, prepayment rates for non-agency Alt-A loans were 5% in the second quarter according to data from LoanPerformance. The prepayment rates on non-prime securities we own (which are predominately backed by Alt-A loans) were also modestly faster than the industry average, also reflecting the concentration of our securities in older vintages. Given the more stringent underwriting guidelines in the current environment, we expect prepayment rates on Alt-A loans to remain at low levels as many borrowers may not qualify to refinance.

▶
Industry-wide, prime prepayment speeds have been strongly correlated with loan age as more seasoned loans (which generally have more equity) are prepaying in the mid-to-high teens compared to the low-teens for more recent vintages.

▶
Prepayment speeds on many of the securities we own have generally been ahead of our expectations from the time of acquisition. To the extent that prepayment rates remain above our expectations, all else being equal, the yields on our securities will increase as we will realize our unamortized discount sooner.

Loan Modifications

▶
Loan modifications continue to move forward but at a slow pace. The goal of the Administration’s Home Affordable Modification Program (HAMP) is to help three to four million homeowners avoid foreclosure through 2012. The program has been in existence since early 2009, and according to the latest data for June 2010, of the 1.5 million borrowers who have been offered trial modifications, only 398,000 borrowers have received permanent modifications and 521,000 trial modifications have been cancelled. In June, there were 51,000 new permanent modifications and 91,000 trial modifications were cancelled. However, new data from HAMP shows that of the cancellations, approximately 45% have entered alternative modification programs and fewer than 2% of borrowers went into foreclosure. At Redwood, loan modifications have had little impact on the securities we own, as part of our acquisition strategy has been to invest in securities less likely to be impacted by modification, such as older vintage prime and Alt-A securities.

Quarterly Update

▶	Interest income generated by residential securities we own was $25 million in the second quarter of 2010, an annualized yield of 15% on the amortized cost of these securities.

▶
At June 30, 2010, the fair value of residential securities we own totaled $725 million, consisting of $310 million in prime senior securities, $320 million in non-prime senior securities, $69 million in re-REMIC securities, and $26 million in subordinate securities. Each of these categories is further discussed below.

▶
The securities we held at June 30, 2010, consisted of fixed-rate assets (38%), adjustable-rate assets that reset within the next year (42%), hybrid assets that reset between 12 and 36 months from now (5%), and hybrid assets that reset more than 36 months from now (15%).

THE REDWOOD REVIEW 2ND QUARTER 2010	29

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on prime senior securities we own and underlying loan characteristics are set forth in Tables 6 through 9A in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential prime senior securities at Redwood at June 30, 2010. We account for all of these securities as available-for-sale.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
June 30, 2010
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$16	$270	$15	$70	$371
Net unamortized discount	(3)	(70)	(4)	(16)	(93)
Credit reserve	-	(7)	-	(3)	(10)
Unrealized gains (losses)	1	34	(1)	8	42

Fair value of Prime Senior Securities	$14	$227	$10	$59	$310

Overall credit support to Prime Senior Securities (1)	11.24%	7.31%	6.04%	8.50%	7.77%
Serious delinquencies as a % of collateral balance (1)	9.09%	8.05%	8.83%	8.07%	8.13%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances.  Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
The overall credit support data presented in the table above represents the level of support for prime securities owned by Redwood weighted by the securitization, or underlying collateral, balance rather than the book value or market value of the securities, and we present similar tables for our non-prime securities on page 32 and non-senior securities on page 33.

▶
At June 30, 2010, the average overall level of credit support was 7.77%. For an individual security with this level of credit support, this would mean that losses experienced on the collateral would have to exceed 7.77% before the security would suffer losses. Comparing the level of credit support available to seriously delinquent loans provides one measure of the level of credit sensitivity that exists within our senior securities portfolio. For example, assuming an individual bond has the average characteristics of the portfolio, 7.77% of credit support and serious delinquencies of 8.13%, all of the seriously delinquent loans could be liquidated with a 50% severity, generating losses of 4.07%. The security would then have 3.7% credit support remaining to absorb future losses, before the senior securities would start to absorb losses.

30	THE REDWOOD REVIEW 2ND QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio (continued)

Quarterly Update (continued)

▶
We would emphasize that no individual security has the average characteristics of the portfolio. Individual securities may have more or less credit support than the average, or more or less seriously delinquent loans than the average. As such, certain securities have a more positive credit enhancement to serious delinquency ratio while others have a less positive or negative ratio. As a result, it is possible for some securities to incur losses without aggregate losses exceeding the overall credit support. For example, in the first quarter of 2010, we incurred credit losses of $2 million for GAAP purposes on senior securities, even though aggregate losses did not exceed our overall credit support.

▶
Securities are acquired assuming a range of outcomes based on modeling of expected performance at the individual loan level for both delinquent and current loans. Over time, the performance of these securities may require a change in the amount of credit reserves we designate. There were no credit losses on our prime senior securities in the second quarter.

▶
The fair market value of our prime senior securities was equal to 83% of the face value of the portfolio, while our amortized cost was equal to 72% of the face value at June 30, 2010. These securities generated $21 million of cash from principal and interest in the second quarter compared to $19 million in the first quarter, excluding proceeds from sales. The annualized yield in the second quarter for our prime senior securities was 11.3%.

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RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-A and Option ARM mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on non-prime senior securities we own and underlying loan characteristics are set forth in Tables 6 through 9B in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential non-prime senior securities at Redwood at June 30, 2010. We account for all of these securities as available-for-sale.

Credit Support Analysis - Non-Prime Senior Securities at Redwood
By Vintage
June 30, 2010
($ in millions)

	<=2004	2005	2006	Total

Current face	$138	$251	$11	$400
Net unamortized discount	(38)	(70)	(2)	(110)
Credit reserve	(1)	(10)	(1)	(12)
Unrealized gains	14	10	1	25

Fair value of Non-Prime Senior Securities - AFS	$113	$181	$9	$303

Overall credit support to Non-Prime Senior Securities (1)	16.25%	13.97%	20.42%	14.74%
Serious delinquencies as a % of collateral balance (1)	11.42%	13.01%	18.29%	12.87%

Fair value of Non-Prime Senior Securities - Trading	$1	$16	$-	$17

Total fair value of Non-Prime Senior Securities	$114	$197	$9	$320

(1) Overall credit support and serious delinquency rates are weighted by securitization balances.  Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural support are also significantly higher and, as a result, our non-prime senior portfolio is better able to withstand the higher levels of credit losses we expect to incur on these pools. In the second quarter, our senior non-prime securities incurred credit losses of $3 million, which was in line with our expectations. Please refer to the first two bullets under the table on page 30 and the first bullet on the top of page 31 for further discussion on the characteristics and limitations of the table on page 31, which discussion is also applicable to the table above.

▶
The fair market value of our non-prime senior securities AFS was equal to 76% of the face value of the portfolio while our amortized cost was equal to 70% of the face value at June 30, 2010. (We also own non-prime senior securities that are accounted for as trading securities, which are carried at their fair market value of $17 million and which do not have GAAP credit reserves or purchase discounts.) The combined non-prime senior securities portfolio generated $21 million of cash from principal and interest in the second and first quarters, excluding proceeds from sales. The annualized yield in the second quarter for our non-prime senior securities was 15.1%.

32	THE REDWOOD REVIEW 2ND QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Senior Securities Portfolio

What is this?

Non-senior securities include subordinate and re-REMIC securities. We have combined them in this section because together they currently represent a small portion of our investments. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses and are backed by prime and non-prime residential loans. A re-REMIC is a re-securitization of asset-backed securities where the re-REMIC, the cash flows from, and any credit losses absorbed by, the underlying asset-backed securities are allocated among the securities issued in the re-securitization transaction in a variety of ways. Information on our non-senior securities is set forth in Tables 6 through 9B in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential non-senior securities at Redwood at June 30, 2010. We account for all of these securities as available-for-sale.

Residential Non-Senior Securities at Redwood
June 30, 2010
($ in millions)

	Subordinate	Re-REMIC	Total
Current face	$343	$139	482
Credit reserve	(256)	(38)	(294)
Net unamortized discount	(43)	(68)	(111)
Amortized cost	44	33	77

Unrealized gains	2	36	38
Unrealized losses	(20)	-	(20)

Fair value of Non-senior Securities	$26	$69	$95

▶
Credit losses totaled $57 million in our residential subordinate portfolio in the second quarter, compared to $45 million of losses in the first quarter of 2010. We expect future losses will extinguish the majority of these securities as reflected by the $256 million of credit reserves we have provided for the $343 million face value of those securities. Until the losses occur, we will continue to earn interest on the face value of those securities.

▶
The fair market value of our subordinate securities was equal to 8% of the face value while our amortized cost was equal to 13% of the face value of the portfolio at June 30, 2010. These securities generated $8 million of cash in both the second and first quarters of 2010. The annualized yield in the second quarter for our non-senior securities portfolio was 34.2%.

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RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Senior Securities Portfolio (continued)

Quarterly Update (continued)

▶
Our existing portfolio of re-REMIC securities consists of prime residential senior securities that were pooled and re-securitized in 2009 to create two-tranche structures and we own support (or junior) securities within those structures.

▶
The fair market value of our re-REMIC securities was equal to 50% of the face value of the portfolio, while our amortized cost was equal to 24% of the face value at June 30, 2010. These securities generated $2 million of cash exclusively from interest in the second quarter, compared to $3 million in the first quarter of 2010, excluding proceeds from sales. The annualized yield in the second quarter for our re-REMIC securities portfolio was 16.1%.

▶
There were no credit losses in our re-REMIC portfolio in the second quarter. We anticipate losses, which were included in our acquisition assumptions, and have allocated $38 million of the purchase discount to credit reserves for the $139 million face value.

34	THE REDWOOD REVIEW 2ND QUARTER 2010

COMMERCIAL REAL ESTATE SECURITIES

Summary

Redwood invests in commercial real estate loans and securities. As we identify attractive investment opportunities, we generally expect to invest in newly originated commercial loans. Our existing commercial investments at Redwood are predominately subordinate securities that were acquired prior to 2008. This discussion is exclusive of commercial securities and loans owned by Acacia entities.

Market Conditions

▶
There continues to be an elevated level of distress in the commercial mortgage market. As lenders continue to employ an “extend and pretend” strategy, resolution of troubled assets is really just beginning. Real Capital Analytics characterizes $187 billion of mortgages (approximately 6% of total commercial mortgages outstanding) as distressed, and estimates that just 15% of troubled assets have been resolved, 15% have been modified / extended, and 70% still await resolution.

▶
Generally, property level fundamentals continue to deteriorate, albeit at a significantly slower pace compared to the rapid declines in occupancy rates and rental rates witnessed in 2008 and 2009. In the second quarter of 2010, the national vacancy rate on office properties increased by 10 basis points to 17.4% and the national vacancy rate on retail properties increased by 10 basis points to 10.9%. The national vacancy rate on multifamily properties declined for the first time in two years, dropping 20 basis points to 7.8% in the second quarter. The market seems to expect growth in rents to remain relatively flat in the near term.

▶
The financing market is increasingly split between high-quality, stabilized assets and all other assets. Significant competition among lenders for the best properties in strong markets has led to compressed lending spreads. In fact, lending spreads have declined up to 200 basis points from the start of the year, as life insurance companies, Fannie Mae, Freddie Mac, and, more recently, CMBS conduit lenders are competing for the limited number of loans on the best quality assets.

▶
Similar to the single-family residential market, Fannie Mae and Freddie Mac are increasingly dominating the multifamily market. In 2009, their combined market share of originations increased to 85% from 79% in 2008, 41% in 2007, and in 33% in 2006.We expect the agency share of the market to decline due to GSE reform, which should increase the share available for the private market.

▶
Our near-term commercial mortgage investment strategy remains to target high-quality subordinate and mezzanine investments. We now have the team, experience, relationships, resources, discipline, patience, policies, and procedures to capitalize on opportunities that should result from the trillion dollar funding gap facing the commercial real estate industry in the coming years.

Quarterly Update

▶	Our portfolio of commercial securities generated $1 million of cash flow in both the second and first quarters of 2010.

▶
Realized credit losses in the second quarter of 2010 on our commercial subordinate securities were $12 million, compared to $7 million in the prior quarter, and were charged against our designated credit reserve.

▶
At June 30, 2010, our investments in commercial securities consisted of predominantly 2004 and 2005 vintage subordinate securities with a fair market value of $8 million. These securities have a face value of $141 million and credit reserves of $128 million.

THE REDWOOD REVIEW 2ND QUARTER 2010	35

INVESTMENTS IN OTHER CONSOLIDATED ENTITIES

Summary

What is this?

Through our subsidiaries we sponsor Sequoia and Acacia securitization entities that acquire mortgage loans and securities and create and issue ABS backed by these loans and securities. Information in this module pertains to Sequoia and Acacia securitizations issued prior to 2010 — we now refer to these as our legacy securitization entities. Also included in Other Consolidated Entities is the Opportunity Fund.

Quarterly Update

▶
In the second quarter, we reported GAAP income of $4 million from the legacy Sequoia and Acacia entities. This was an increase from the $2 million reported in the first quarter due to lower negative mark-to-market adjustments of $5 million, lower loss provision expense of $5 million, offset by a decrease in realized gains of $6 million (as we did not repurchase any asset-backed securities in the second quarter), and lower net interest income of $2 million.

▶
Cash generated by our investments in Sequoia and Acacia entities totaled $7 million in the second quarter of 2010 compared to $8 million in the first quarter. All of this second quarter cash flow was generated from Sequoia IOs we own which were primarily issued in 2005 and earlier. The decrease in cash received is a result of the decline in the interest payments on six month LIBOR loans as coupon rates on the underlying mortgages reset down during the quarter.

▶
For the 48 prime jumbo residential mortgage securitizations totaling $35 billion issued by our legacy Sequoia securitization entities (including five securitizations for which a subsidiary of Redwood was the depositor but which were not issued under the Sequoia program shelf registration statement and which we do not consolidate), cumulative losses total 0.32% of the original face amount of the securities through June 30, 2010, up from 0.28% through March 31, 2010.

▶
To date, credit losses have not yet been incurred on any of the senior securities issued by Sequoia securitization entities, although some of these senior securities may incur losses in the future, depending on the magnitude and timing of additional credit losses incurred on the underlying loans.

▶
The consolidation of the assets and liabilities of securitization entities may lead to potentially volatile quarterly reported earnings for a variety of reasons, including the amortization of premium on the loans and liabilities of Sequoia entities, changes in credit loss provisions for loans held by Sequoia entities, fair value adjustments for the assets and liabilities of the Acacia entities, and deconsolidation events.

36	THE REDWOOD REVIEW 2ND QUARTER 2010

REDWOOD’S GSE REFORM PROPOSAL

One Belvedere Place Suite 300 Mill Valley, CA 94941

Phone	415.389.7373
Fax	415.381.1773

Honorable Timothy F. Geithner
Secretary
Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C. 10019

Honorable Shaun Donovan
Secretary
Department of Housing and Urban Development
451 7th Street, S.W.
Washington, D.C., 20410

July 25, 2010

Dear Secretaries Geithner and Donovan:

On behalf of Redwood Trust, I am submitting this comment letter in response to the Treasury and HUD request for public input on reform of the housing finance system, Docket ID: HUD-2010-0029.

Redwood Trust, Inc. (NYSE: RWT) has a long history in the private securitization of prime, non-agency residential mortgages, and investing in the senior and subordinate securities ─ those securities that are first in line to absorb losses. Founded in 1994, Redwood has issued 48 residential securitizations totaling $35 billion from 1997 through 2007. To date, none of the triple-A securities originally issued in those transactions have incurred credit losses.

In April 2010, Redwood Trust sponsored the securitization of $238 million of prime, non-agency mortgage loans. Our sponsorship of the transaction required that we address the concerns and interests of all stakeholders, which resulted in improved disclosures, safer securitization structures, and more enforceable representations and warranties to protect investors. As the sponsor of the first and only fully private residential mortgage-backed securitization in the last two years, Redwood Trust is uniquely positioned to comment on reform of the U.S. housing finance system.

1

38	THE REDWOOD REVIEW 2ND QUARTER 2010

REDWOOD’S GSE REFORM PROPOSAL

The Long-Term Objective
To resolve the issues facing the mortgage finance market, the reform process needs to start with a top-down philosophical meeting of the minds on the goal of homeownership, the level and manner of taxpayer support, the balance between the public and private sectors, and the role of the Federal Reserve in providing liquidity to the mortgage market during times of crisis. The process should also include an objective look back to identify the root causes that led to the crisis. What happened was not a rare combination of events. It was not a perfect storm of natural causes; rather, it was manmade and preventable. The mortgage markets worked well for decades and for the 20 years ending in 2003, average losses in Fannie Mae’s mortgage guarantee business were less than one tenth of one percent. In the words of Ben Franklin, “An ounce of prevention is worth a pound of cure.” After addressing these issues, we can then effectively develop appropriate, stable, and lasting mortgage finance vehicles.

In our opinion, the long-term objective of reform should be a mortgage market divided into two segments – one public and one private, both robust and with private capital filling the majority of the market’s needs. There should be no hybrid enterprises, like Fannie Mae and Freddie Mac, operating with a foot in both worlds. The inherent conflicts that inevitably result from a public/private hybrid model have proven to be destructive and could prove to be destructive again.

While any long-term plan for repairing the U.S. mortgage market should aim to avoid repeating these same mistakes, it should also seek to preserve the benefits that were conferred by the old public/private system.  These benefits include providing for the consistent availability of 30-year fixed rate loans for borrowers, standardized underwriting and servicing practices, as well as a sufficiently liquid mortgage-backed securities (“MBS”) market.

The Short-Term Reality
Given the complexities of how our mortgage market functions today, it will take years to transform our $11 trillion mortgage market into a structure that achieves this long-term objective.  As a consequence, we need a credible, actionable transition plan that provides an uninterrupted flow of mortgage credit to borrowers, while also significantly reducing the excessive reliance on government financing and the resulting burden on taxpayers. Simply allowing Fannie Mae and Freddie Mac to continue in conservatorship for years will not strike the appropriate balance of objectives and will only prolong, if not deter, a shift to a better long-term structure.

2

THE REDWOOD REVIEW 2ND QUARTER 2010	39

REDWOOD’S GSE REFORM PROPOSAL

A Transition Plan: The Lender Sponsored Co-op (“LSC”)
The Lender Sponsored Co-op would serve as a transition entity that would continue to serve the liquidity needs of the residential mortgage market by guaranteeing prime conforming mortgage backed securities. As illustrated below in Figure 1, the LSC would supplant the MBS guarantee function currently being filled by the GSEs. As with the GSE program, the LSC would collect a guarantee fee from mortgage remittances that would be used to cover the costs of the LSC guarantee, including a loss reserve. The LSC would be capitalized and owned by the originators that use its services. Also, the MBS would have a back-up guarantee from Ginnie Mae or another governmental entity. Ginnie Mae would receive a portion of the guarantee fee and be protected by multiple layers of credit enhancement.

Figure 1. The LSC Concept

The proposed LSC transition plan has several important benefits. First and foremost, the plan would take the government out of the first-loss position on new mortgage debt and put private capital at risk ahead of the government. Ideally, the long-term solution would not rely on a government guarantee, except for a very limited part of the market. In the interim, however, the LSC model is a practical and necessary transition away from a market 70% dominated by Fannie Mae and Freddie Mac. Second, the LSC model would preserve the important To-be-Announced (“TBA”) market and the 30-year fixed-rate mortgage. Third, the LSC transition plan would be relatively simple to execute since it would use the existing platforms of the GSEs. Fourth, a Coop structure would be self-policing (though also well regulated), since pooled capital would be at risk with a possibility of future capital calls on the Co-op shareholders. Fifth, the LSC would facilitate a restart of the private securitization market as the conforming loan limit is phased down. A sunset provision could help to ensure this proposed plan remained a transition plan.

3

40	THE REDWOOD REVIEW 2ND QUARTER 2010

REDWOOD’S GSE REFORM PROPOSAL

LSC Operations and Implementation
GSE Receivership/LSC Start-up. The LSC infrastructure would be set up through the merger and transfer of most of Fannie Mae’s and Freddie Mac’s infrastructures to the LSC. This would be accomplished by placing the two GSEs into a pass-through receivership. The technology, systems, and personnel needed to operate the GSEs’ guarantee business would be transferred to the newly chartered LSC. The mortgage portfolios and debt, with associated systems and personnel, would remain in receivership with the GSEs.

The receiver would proceed as normal with a receivership in paying off creditors in order of priority to the extent assets are sufficient, or the government could decide to intervene and cover all or part of any asset shortfall. The transfer of the guarantee business would be carefully arranged in order to facilitate a seamless transition and uninterrupted origination market.

Scope of Activities. What fundamentally distinguishes the LSC plan from the preceding Fannie/Freddie model is that it would function purely as a lender-owned Co-op, whose operations would be restricted solely to guaranteeing prime conforming MBS issued by its Co-op members.  This approach has a number of advantages. First, eliminating all portfolio activity inherently limits the Co-op to growing at the rate of the G-fee business, in turn limiting the opportunity to take risk through aggressively expanding the portfolio. Second, limiting ownership exclusively to participating members, whose capital is on the line, will keep the owners focused on managing risk. Third, the reduction of the conforming limits (and the transitional nature of the model) will inherently limit the growth of the business over time. Thus, the LSC would function similar to the FHA, and would be structured in a way that ensures its members maintain appropriate levels of “skin in the game.”

As a private source of mortgage finance with a government backup guarantee, the LSC is intended primarily to serve as a source of mortgage finance for the prime, conforming segment of the housing market.  The FHA and other governmental entities would continue their role as the main source of mortgage credit for first-time and affordable housing borrowers, veterans, and other groups targeted by government policies. Non-conforming and non-agency borrowers would then be supported by a re-emergent and fully private securitization market.

4

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REDWOOD’S GSE REFORM PROPOSAL

In addition, our transition plan calls for gradually reducing the conforming loan amount under the LSC to $325,000, and adjusting for high cost areas as appropriate. The loans types of the LSC would be standard 15- and 30-year fixed-rate, fully amortizing mortgages. Furthermore, borrowers would be required to make substantial cash down payments (between 10 and 20 percent, depending on the borrower’s credit profile), which is consistent with prime underwriting standards. Through the LSC, qualifying prime conforming borrowers would have the benefit of receiving lower interest rates than private non-conforming borrowers.

Corporate Governance. The LSC Board of Directors should serve as another strong layer of oversight on the activities and risks of the company. Therefore, the board of directors would consist of both shareholder representatives and independent members. Strict regulatory supervision would monitor the Board and management to ensure they are properly fulfilling their duties and building an ethical corporate culture.

Capital/Reserve Requirements. The LSC’s capital requirement would be set by its regulator, but we propose that the initial capital requirement be set, at a minimum, to at least double the 45 basis points previously required of the GSEs. The LSC’s owners/lenders would make an initial capital contribution to satisfy the requirement, and the guarantee fee would be set at a level necessary to cover the total operating costs of the LSC, as well as to provide a reserve for anticipated losses.  The LSC would also have the ability to issue a capital call on its members should additional capital ever be needed. Alternatively, if the capital and reserves taken together exceed their target levels, the excess funds could then be paid as dividends to the LSC’s members.

Layers of Credit Enhancement. The LSC guarantee and the Ginnie Mae back-up guarantee would have maximum protection from losses by multiple layers of credit enhancement. These include: 1) the application of strict, safe loan underwriting standards; 2) requiring borrowers under the LSC to make substantial down payments; 3) supporting the Co-op guarantees with strong capital and reserve levels that are both determined and monitored by the FHFA; 4) representations and warranties from creditworthy lenders with appropriate enforcement mechanisms; 5) providing for a capital call provision on Co-op members under certain circumstances; and finally 6) ensuring the safety and soundness of the LSC by subjecting it to strict oversight from the FHFA or other primary regulators. The guarantees are last in line, and would be called on only after these layers of protection from credit risk.

5

42	THE REDWOOD REVIEW 2ND QUARTER 2010

REDWOOD’S GSE REFORM PROPOSAL

I hope you find this proposal to be constructive and worthy of further consideration. Please see attached slide deck on our proposed plan. Redwood Trust is a committed stakeholder in the long-term health of our housing finance system for the benefit of all interested parties, from homeowners to investors.

Sincerely,

Martin S. Hughes Chief Executive Officer Redwood Trust, Inc.

6

THE REDWOOD REVIEW 2ND QUARTER 2010	43

ACCOUNTING DISCUSSION

Mark-to-Market Valuation Process

▶
Market values reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction, even though we generally have no intention — nor would we be required — to sell assets or repurchase liabilities. Establishing market values is inherently subjective and requires us to make a number of assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability.

▶
Although we rely on our internal calculations to compute the fair value of our securities, we request and consider indications of value (marks) from third-party dealers to assist us in our mark-to-market valuation process. For June 30, 2010, we received dealer marks on 78% of our assets and 88% of our liabilities. In the aggregate, our internal valuations of the securities on which we received dealer marks were 3% lower (i.e., more conservative) than the dealer marks and our internal valuations of our ABS issued on which we received dealer marks were 7% higher (i.e., more conservative) than the dealer marks.

Determining Other-Than-Temporary Impairments

▶
As discussed in our second quarter 2009 Redwood Review, on April 1, 2009, we were required to adopt a new accounting principle affecting the determination of other-than-temporary impairment (OTTI) and its recognition through the income statement and balance sheet (outlined below). The revised multi-step process is presented below. Upon adoption, we made a one-time retained earnings reclassification of $60 million of prior impairments. Our book value did not change as a result of this reclassification. As this impairment is recovered over time, rather than flow through earnings (where the impairment was originally reported), it will instead be credited to equity. The net impact is that our cumulative reported earnings will now be $60 million less than they would have been prior to adopting this required accounting principle.

44	THE REDWOOD REVIEW 2ND QUARTER 2010

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), including Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac), and Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available-for-sale (AFS) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than-temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value on the balance sheet. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet, as further detailed in the Accounting Discussion module.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

THE REDWOOD REVIEW 2ND QUARTER 2010	45

GLOSSARY

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements in “accumulated other comprehensive income (loss).” Core equity excludes accumulated other comprehensive income (loss). Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 4 in the Financial Tables in this Review.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks (or estimated bid-side values) for all of our financial assets, and offered-side marks (or estimated offered-side values) for all of our financial liabilities. We calculate management’s estimate of economic value as a supplemental measure to book value calculated under GAAP. Our economic value estimates on a per-share basis are reconciled to GAAP book values per share in Table 4 in the Financial Tables of this Review.

EXCESS CAPITAL

The amount of capital that exceeds our risk-adjusted capital guidelines, less pending investment settlements, margin requirements, near-term operating expenses, and other miscellaneous capital allocations, is excess capital that can be invested to support business growth.

FASB

Financial Accounting Standards Board.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, Inc., a wholly-owned subsidiary of Redwood.

46	THE REDWOOD REVIEW 2ND QUARTER 2010

GLOSSARY

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)

Market valuation adjustments (MVAs) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

NON-GAAP METRICS

Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value and core equity to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

THE REDWOOD REVIEW 2ND QUARTER 2010	47

GLOSSARY

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 30-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period — usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) — the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

48	THE REDWOOD REVIEW 2ND QUARTER 2010

GLOSSARY

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain, if any, (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a resecuritization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) and ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is not a measure calculated in accordance with GAAP — it is GAAP income divided by core equity.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

THE REDWOOD REVIEW 2ND QUARTER 2010	49

GLOSSARY

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (ABS) by these loans. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and occasionally acquires the interest-only securities (IOs).

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

50	THE REDWOOD REVIEW 2ND QUARTER 2010

Financial Tables

2nd Quarter 2010

Redwood Trust

51

Table 1: GAAP Earnings ($ in thousands, except per share data)	52

										Six	Six
	2010	2010	2009	2009	2009	2009	2008	2008	2008	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2010	2009

Interest income	$47,730	$50,451	$57,718	$64,424	$74,332	$83,903	$124,452	$126,227	$140,444	$98,181	$158,235
Discount amortization on securities, net	10,821	10,629	7,432	9,575	3,864	4,917	(1,189)	7,850	6,258	21,450	8,781
Other investment interest income	4	9	12	25	53	76	572	487	514	13	129
Premium amortization expense on loans	(1,985)	(2,371)	(3,365)	(3,642)	(3,988)	(7,459)	(548)	(3,372)	(10,215)	(4,356)	(11,447)
Total interest income	56,570	58,718	61,797	70,382	74,261	81,437	123,287	131,192	137,001	115,288	155,698

Interest expense on short-term debt	(36)	-	-	-	-	-	(2)	(65)	(68)	(36)	-

Interest expense on ABS	(17,582)	(16,145)	(17,930)	(22,071)	(36,115)	(44,517)	(94,431)	(88,294)	(93,993)	(33,727)	(80,632)
ABS issuance expense amortization	(475)	(634)	(575)	(570)	(586)	(553)	(1,470)	(930)	(1,921)	(1,109)	(1,139)
ABS interest rate agreement expense	(1,127)	(495)	(1,123)	(1,123)	(1,111)	(1,098)	(1,934)	(1,259)	(1,246)	(1,622)	(2,209)
ABS issuance premium amortization income	196	208	223	234	313	335	476	557	1,955	404	648
Total ABS expense consolidated from trusts	(18,988)	(17,066)	(19,405)	(23,530)	(37,499)	(45,833)	(97,359)	(89,926)	(95,205)	(36,054)	(83,332)

Interest expense on long-term debt	(2,140)	(1,116)	(1,167)	(1,307)	(1,502)	(1,808)	(2,345)	(2,164)	(2,233)	(3,256)	(3,310)

Net interest income	35,406	40,536	41,225	45,545	35,260	33,795	23,581	39,037	39,495	75,942	69,056
Provision for loan losses	(4,321)	(9,476)	(8,997)	(9,998)	(14,545)	(16,032)	(18,659)	(18,333)	(10,061)	(13,797)	(30,577)
Market valuation adjustments, net	(7,125)	(11,237)	(4,191)	(11,058)	(29,135)	(43,244)	(111,331)	(127,146)	(60,496)	(18,362)	(72,379)
Net interest income (loss) after provision and market valuation adjustments	23,960	19,823	28,037	24,489	(8,420)	(25,481)	(106,409)	(106,442)	(31,062)	43,783	(33,900)

Fixed compensation expense	(3,661)	(4,109)	(3,261)	(3,726)	(3,572)	(4,028)	(3,575)	(4,331)	(4,648)	(7,770)	(7,600)
Variable compensation expense	(1,303)	(1,880)	(566)	(5,216)	(1,132)	(556)	418	(616)	(330)	(3,183)	(1,688)
Equity compensation expense	(2,077)	(6,059)	(1,553)	(420)	(2,337)	(1,795)	(2,378)	(3,080)	(3,502)	(8,136)	(4,132)
Severance expense	(229)	(81)	-	(398)	-	(28)	(1,814)	-	-	(310)	(28)
Other operating expense	(3,957)	(5,177)	(5,453)	(5,046)	(3,728)	(4,132)	(6,104)	(8,824)	(5,775)	(9,134)	(7,860)
Total operating expenses	(11,227)	(17,306)	(10,833)	(14,806)	(10,769)	(10,539)	(13,453)	(16,851)	(14,255)	(28,533)	(21,308)

Realized gains (losses) on sales, net	16,080	44,338	19,617	17,561	25,525	463	5,823	(15)	2,757	60,418	25,988
Realized losses on calls, net	-	-	-	-	-	-	-	(50)	(43)	-	-
Realized gains (losses), net	16,080	44,338	19,617	17,561	25,525	463	5,823	(65)	2,714	60,418	25,988

Noncontrolling interest	(186)	15	(143)	(363)	(127)	716	2,366	2,194	(2,369)	(171)	589
(Provision for) benefit from income taxes	(26)	(26)	3,612	247	514	(105)	(3,913)	9,860	(937)	(52)	409
Net income (loss)	$28,601	$46,844	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$75,445	$(28,222)

Diluted average shares	78,852	78,542	78,101	78,223	66,446	53,632	33,366	33,334	32,871	78,662	59,138
Net income (loss) per share	$0.35	$0.58	$0.51	$0.34	$0.10	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$0.94	$(0.48)

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 1: GAAP Earnings

Table 2: Taxable Income (Loss)[1] and GAAP Income (Loss) Differences ($ in thousands, except per share data)

	Estimated 2010 Q2 (2)			Estimated Twelve Months 2009			Actual Twelve Months 2008
	Taxable	GAAP		Taxable	GAAP		Taxable	GAAP
	Loss	Income	Differences	Loss	Income	Differences	Income	Loss	Differences

Interest income	$33,828	$56,570	$(22,742)	$193,106	$287,877	$(94,771)	$201,857	$567,545	$(365,688)
Interest expense	(2,382)	(21,164)	18,782	(5,009)	(132,003)	126,994	(7,784)	(416,669)	408,885
Net interest income	31,446	35,406	(3,960)	188,097	155,874	32,223	194,073	150,876	43,197
Provision for loan losses	-	(4,321)	4,321	-	(49,573)	49,573	-	(55,111)	55,111
Realized credit losses	(24,427)	-	(24,427)	(223,910)	-	(223,910)	(116,546)	-	(116,546)
Market valuation adjustments, net	-	(7,125)	7,125	-	(87,628)	87,628	-	(492,902)	492,902
Operating expenses	(9,569)	(11,227)	1,658	(54,237)	(46,995)	(7,242)	(58,335)	(60,906)	2,571
Realized gains, net	-	16,080	(16,080)	6,625	63,166	(56,541)	-	8,511	(8,511)
(Provision for) benefit from income taxes	-	(26)	26	(10)	4,268	(4,278)	(113)	3,210	(3,323)
Less: Net income attributable to noncontrolling interest	-	186	(186)	-	(83)	83	-	(1,936)	1,936
		-	-
Taxable (loss) income	$(2,550)	$28,601	$(31,151)	$(83,435)	$39,195	$(122,630)	$19,079	$(444,386)	$463,465
	-

REIT taxable income (loss)	$2,883			$(69,701)			$18,541
Taxable (loss) income at taxable subsidiaries	(5,433)			(13,734)			538
Taxable income (loss)	$(2,550)			$(83,435)			$19,079

Shares used for taxable EPS calculation	77,908			71,800			32,283
REIT taxable income (loss) per share (3)	$0.05			$(0.93)			$0.57
Taxable (loss) income at taxable subsidiaries per share	$(0.08)			$(0.19)			$0.01
Taxable income (loss) per share (3)	$(0.03)			$(1.12)			$0.58

(1) Taxable (loss) income for 2010 and 2009 are estimates until we file tax returns for that year.
(2) Reconciliation of GAAP income to taxable income for prior quarters is provided in the respective Redwood Reviews for those quarters.
(3) REIT taxable (loss) income per share and taxable (loss) income per share are based on the number of shares outstanding at the end of each quarter.  The annual REIT taxable income (loss) per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 2:Taxable Income (Loss) and GAAP Income (Loss) Differences	53

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	54

	Estimated		Estimated				Actual			Estimated	Estimated
										Six	Six
	2010	2010	2009	2009	2009	2009	2008	2008	2008	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2010	2009

Dividends declared	$19,477	$19,438	$19,434	$19,417	$19,376	$15,057	$25,103	$24,928	$24,887	$38,915	$34,433
Dividend deductions on stock issued through
direct stock purchase plan	21	37	6	2	2	30	45	165	288	58	32
Total dividend deductions	$19,498	$19,475	$19,440	$19,419	$19,378	$15,087	$25,148	$25,093	$25,175	$38,973	$34,465

Regular dividend per share	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.50	$0.50
Special dividend per share	-	-	-	-	-	-	-	-	-	-	-
Total dividends per share (1)	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.50	$0.50

Undistributed REIT taxable income at beginning of period (pre-tax)	$-	$-	$-	$-	$-	$-	$21,128	$43,821	$64,582	$-	$-
REIT taxable income (loss) (pre-tax)	2,883	9,831	(25,688)	(24,933)	(10,379)	(8,701)	(13,007)	2,400	4,414	12,714	(19,080)
Dividend of 2007 income	-	-	-	-	-	-	-	(14,673)	(25,175)	-	-
Dividend of 2008 income	-	-	-	-	-	-	(8,121)	(10,420)	-	-	-
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Dividend of 2010 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income (pre-tax) at period end	$-	$-	$-	$-	$-	$-	$-	$21,128	$43,821	$-	$-

Undistributed REIT taxable income (pre-tax) at period end
From 2007	$-	$-	$-	$-	$-	$-	$-	$-	$14,673	$-	$-
From 2008	-	-	-	-	-	-	-	20,872	29,148	-	-
From 2009	-	-	-	-	-	-	-	-	-	-	-
From 2010	-	-	-	-	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$-	$20,872	$43,821	$-	$-

Shares outstanding at period end	77,908	77,751	77,737	77,669	77,503	60,228	33,471	33,238	33,184	77,908	77,503
Undistributed REIT taxable income (pre-tax)
per share outstanding at period end	$-	$-	$-	$-	$-	$-	$-	$0.63	$1.32	$-	$-

(1)  Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years.  Thus, the 2008 dividends included a $9.9 million return of capital. The 2009 dividends were characterized as a return of capital.  At this time, we currently expect the 2010 dividends to be characterized as a return of capital (which is why we show no distribution of first half 2010 income and no undistributed income in the table).  The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 3: Retention and Distribution of Taxable Income

Table 4: Book Value and Other Ratios ($ in millions, except per share data)

	2010		2010		2009		2009		2009		2009		2008		2008		2008
	Q2		Q1		Q4		Q3		Q2		Q1		Q4		Q3		Q2
Short-term debt	$-		$-		$-		$-		$-		$-		$-		$7		$9
Long-term debt	140		140		140		140		150		150		150		150		150
Redwood debt (1)	$140		$140		$140		$140		$150		$150		$150		$157		$159

GAAP stockholders' equity	$991		$998		$972		$907		$802		$506		$302		$412		$564

Redwood debt to equity	0.1	x	0.1	x	0.1	x	0.2	x	0.2	x	0.3	x	0.5	x	0.4	x	0.3	x
Redwood debt to (equity + debt)	12%		12%		13%		13%		16%		23%		33%		28%		22%

Redwood debt	$140		$140		$140		$140		$150		$150		$150		$157		$159
ABS obligations of consolidated securitization entities	3,961		3,837		3,943		4,016		4,185		4,709		4,855		6,603		7,110
GAAP obligation	$4,101		$3,977		$4,083		$4,156		$4,335		$4,859		$5,005		$6,760		$7,269

GAAP obligation to equity	4.0	x	4.0	x	4.2	x	4.6	x	5.4	x	9.6	x	16.6	x	16.4	x	12.9	x
GAAP obligation to (equity + GAAP debt)	81%		80%		81%		82%		84%		91%		94%		94%		93%

GAAP stockholders' equity	$991		$998		$972		$907		$802		$506		$302		$412		$564
Balance sheet mark-to-market adjustments	34		57		58		21		(78)		(85)		(57)		(84)		(68)
Core equity (non-GAAP)	$957		$941		$914		$886		$880		$591		$359		$496		$632

Shares outstanding at period end	77,908		77,751		77,737		77,669		77,503		60,228		33,471		33,238		33,184

GAAP equity per share	$12.71		$12.84		$12.50		$11.68		$10.35		$8.40		$9.02		$12.40		$17.00
Adjustments: GAAP equity to economic value (2)
Investments in Sequoia	$(0.31)		$(0.37)		$(0.37)		$(0.37)		$(0.35)		$(0.15)		$(0.95)		$(1.65)		$(1.96)
Investments in Acacia	(0.03)		-		-		-		0.01		(0.03)		(0.21)		(0.18)		(0.66)
Long-term debt	1.00		0.85		0.90		0.97		1.29		1.79		3.24		2.61		2.34
Estimate of economic value per share (non-GAAP)	$13.37		$13.32		$13.03		$12.28		$11.30		$10.01		$11.10		$13.18		$16.72

(1) Excludes obligations of consolidated securitization entities.
(2) Differences between GAAP and econcomic value per share reflect our estimate of the economic value of investments in Sequoia and Acacia and our long-term debt.

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 4: Book Value and Other Ratios	55

Table 5 : Profitability Ratios[1] ($ in thousands)	56

										Six	Six
	2010	2010	2009	2009	2009	2009	2008	2008	2008	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2010	2009

Interest income	$56,570	$58,718	$61,797	$70,382	$74,261	$81,437	$123,287	$131,192	$137,001	$115,288	$155,698
Average consolidated earning assets	$5,139,945	$5,070,987	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$5,053,599	$5,509,070
Asset yield	4.40%	4.63%	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	4.56%	5.65%

Interest expense	$(21,164)	$(18,182)	$(20,572)	$(24,837)	$(39,001)	$(47,641)	$(99,706)	$(92,155)	$(97,506)	$(39,346)	$(86,642)
Average consolidated interest-bearing liabilities	$4,077,992	$4,215,751	$4,096,928	$4,193,650	$4,651,125	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$4,046,996	$4,788,503
Cost of funds	2.08%	1.73%	2.01%	2.37%	3.35%	3.86%	6.03%	5.19%	5.20%	1.94%	3.62%

Asset yield	4.40%	4.63%	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	4.56%	5.65%
Cost of funds	(2.08%)	(1.73%)	(2.01%)	(2.37%)	(3.35%)	(3.86%)	(6.03%)	(5.19%)	(5.20%)	(1.94%)	(3.62%)
Interest rate spread	2.33%	2.91%	2.77%	3.12%	2.22%	2.01%	1.01%	1.72%	1.53%	2.62%	2.03%

Net interest income	$35,406	$40,536	$41,225	$45,545	$35,260	$33,795	$23,581	$39,037	$39,495	$75,942	$69,055
Average consolidated earning assets	$5,139,945	$5,070,987	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$5,053,599	$5,509,070
Net interest margin	2.76%	3.20%	3.19%	3.55%	2.65%	2.43%	1.35%	2.06%	1.94%	3.01%	2.51%

Operating expenses	$(11,227)	$(17,306)	$(10,833)	$(14,806)	$(10,769)	$(10,539)	$(13,453)	$(16,851)	$(14,255)	$(28,533)	$(21,308)

Average total assets	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$5,241,805	$5,444,913
Average total equity	$1,005,212	$985,350	$945,862	$833,227	$575,661	$556,861	$371,503	$533,755	$602,402	$995,336	$566,313

Operating expenses / net interest income	31.71%	42.69%	26.28%	32.51%	30.54%	31.18%	57.05%	43.17%	36.09%	75.14%	61.71%
Operating expenses / average total assets	0.85%	1.33%	0.82%	1.15%	0.81%	0.76%	0.76%	0.88%	0.70%	1.09%	0.78%
Operating expenses / average total equity	4.47%	7.03%	4.58%	7.11%	7.48%	7.57%	14.49%	12.63%	9.47%	5.73%	7.53%

GAAP net income (loss)	$28,601	$46,844	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$75,445	$(28,223)
GAAP net income (loss) / average total assets	2.17%	3.59%	3.04%	2.11%	0.51%	(2.51%)	(6.57%)	(5.82%)	(2.24%)	2.88%	(1.04%)
GAAP net income (loss) / average equity (GAAP ROE)	11.38%	19.02%	17.04%	13.02%	4.67%	(25.10%)	(124.45%)	(83.41%)	(30.48%)	15.16%	(9.97%)
GAAP net income (loss) / average core equity (adjusted ROE) (2)	12.00%	20.09%	17.99%	12.22%	4.10%	(22.64%)	(103.09%)	(79.62%)	(28.42%)	16.00%	(8.87%)

Average core equity (2)	$953,720	$932,721	$896,034	$888,107	$655,695	$617,325	$448,484	$559,150	$646,211	$943,278	$636,616

(1) All percentages in this table are shown on an annualized basis.
(2) Non-GAAP metric.  Core equity excludes accumulated other comprehensive income (loss) and is reconciled to GAAP equity in Tables 4 and 6.

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 5: Profitability Ratios

Table 6: Average Balance Sheet ($ in thousands)

										Six	Six
	2010	2010	2009	2009	2009	2009	2008	2008	2008	Months	Months
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	2010	2009

Real estate assets at Redwood

Senior Residential Securities
Prime	$278,472	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	$27,880	$15,040	$280,961	$121,258
Non-prime	302,461	310,948	263,022	270,353	168,383	87,464	63,050	63,818	50,056	306,681	128,147
Total Senior Residential Securities	580,933	594,426	543,124	535,126	332,769	165,114	100,796	91,698	65,096	587,642	249,405

Residential Re-REMIC Securities	34,385	45,852	73,938	69,980	26,419	-	-	-	-	40,087	13,282.00

Subordinate Residential Securities
Prime	38,079	41,701	47,083	58,637	43,020	47,070	88,943	147,513	177,996	39,880	45,034
Non-prime	7,708	4,253	1,377	2,218	2,767	3,450	4,105	4,450	17,184	5,990	3,106
Total Subordinate Residential Securities	45,787	45,954	48,460	60,855	45,787	50,519	93,048	151,963	195,180	45,870	48,140

Commercial subordinate securites	7,417	7,670	8,090	13,504	25,006	46,382	63,969	98,534	106,314	7,543	35,635
Commercial loans	243	244	245	246	247	248	249	250	251	243	248
Residential loans	2,299	2,313	2,314	2,315	2,435	2,600	2,960	3,671	3,759	2,306	2,517
CDO	1,207	1,222	1,962	2,255	2,595	3,429	3,856	8,628	15,492	1,215	3,010
Other real estate investments	-	-	-	-	-	-	50	75	2,328	-	-
Total real estate assets at Redwood	672,270	697,681	678,133	684,281	435,258	268,293	264,927	354,819	388,420	684,905	352,237

Earning assets at Acacia	290,060	299,843	304,436	298,615	321,206	404,596	575,709	830,311	982,169	294,924	362,671
Earning assets at pre-2010 Sequoia	3,589,882	3,666,884	3,767,112	3,864,796	4,305,159	4,568,212	5,966,898	6,170,944	6,483,475	3,628,170	4,435,959
Earning assets at 2010 Sequoia	161,502	-	-	-	-	-	-	-	-	81,197
Earning assets at the Fund	35,526	42,134	53,990	57,070	58,054	62,319	71,792	75,321	56,183	38,812	60,175

Cash and cash equivalents	339,212	311,816	321,838	279,011	285,680	310,514	204,246	229,778	311,052	325,590	298,028
Earning assets	5,088,452	5,018,358	5,125,509	5,183,773	5,405,357	5,613,934	7,083,573	7,661,173	8,221,299	5,053,599	5,509,070
Balance sheet mark-to-market adjustments	51,493	52,629	49,828	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	52,058	(70,303)
Earning assets - reported value	5,139,945	5,070,987	5,175,337	5,128,893	5,325,322	5,553,470	7,006,592	7,594,682	8,137,261	5,105,656	5,438,767
Other assets	123,785	148,649	118,550	9,900	(9,680)	22,148	33,714	53,420	66,200	136,148	6,146
Total assets	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$5,241,805	$5,444,913

Short-term debt	$7,920	$-	$-	$-	$-	$-	$975	$7,825	$4,904	$3,982	$-
Old Sequoia ABS issued	3,518,773	3,589,269	3,666,201	3,765,292	4,211,937	4,460,951	5,804,702	6,040,634	6,349,661	3,553,827	4,335,756
New Sequoia ABS issued	144,201	-	-	-	-	-	-	-	-	72,499	-
Acacia ABS issued	268,715	288,241	288,041	283,996	285,698	325,392	652,398	900,611	986,915	278,424	305,435
Other liabilities	164,764	200,096	231,553	91,027	66,588	55,487	32,533	(22,524)	72,870	182,332	61,068
Long-term debt	138,383	138,145	137,907	139,190	147,430	147,193	146,944	146,705	146,480	138,264	147,312
Total liabilities	4,242,755	4,215,751	4,323,702	4,279,505	4,711,653	4,989,023	6,637,552	7,073,251	7,560,830	4,229,328	4,849,571

Noncontrolling interest	15,763	18,535	24,322	26,061	28,330	29,735	31,251	41,096	40,229	17,141	29,029

Core equity (1)	953,720	932,721	896,034	888,107	655,695	617,325	448,484	600,246	686,440	943,278	636,616
Accumulated other comprehensive income (loss)	51,493	52,629	49,829	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	52,058	(70,303)
Total equity	1,005,212	985,350	945,863	833,227	575,661	556,861	371,503	533,755	602,402	995,336	566,313

Total liabilities and equity	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$5,241,805	$5,444,913

(1) Non-GAAP metric.  As illustrated in this table, core equity is GAAP equity excluding accumulated other comprehensive income (loss).

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 6: Average Balance Sheet	57

Table 7: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	58

	2010	2010	2009	2009	2009	2009	2008		2010	2010	2009	2009	2009	2009	2008
	Q2	Q1	Q4	Q3	Q2	Q1	Q4		Q2	Q1	Q4	Q3	Q2	Q1	Q4
Residential Prime Senior								Residential Non-Prime Subordinate
Current face	$371,066	$450,647	$412,471	$431,289	$276,444	$160,009	$90,256	Current face	$44,659	$68,700	$86,802	$158,613	$230,404	$327,766	$452,327
Unamortized discount	(93,502)	(113,757)	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Unamortized discount	(19,586)	(15,123)	(14,863)	(16,556)	(18,846)	(19,512)	(29,092)
Credit reserve	(10,084)	(14,637)	(9,898)	(11,069)	(3,486)	(621)	-	Credit reserve	(15,775)	(47,805)	(70,806)	(140,046)	(208,839)	(305,422)	(419,194)
Unrealized gains (losses)	42,222	49,887	43,436	40,734	1,729	(6,738)	2,689	Unrealized gains (losses)	732	772	162	(806)	473	1,705	3,272
Fair value	$309,702	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Fair value	$10,030	$6,544	$1,295	$1,205	$3,192	$4,537	$7,313

Average amortized cost	$278,472	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	Average amortized cost	$7,708	$4,253	$1,377	$2,218	$2,767	$3,450	$4,105
Interest income	$7,868	$8,455	$8,610	$8,431	$5,475	$2,798	$992	Interest income	$613	$144	$359	$1,271	$2,086	$6,315	$5,283
Annualized yield	11.30%	11.93%	12.30%	12.74%	13.32%	14.41%	10.51%	Annualized yield	31.83%	13.54%	104.23%	229.25%	301.61%	732.26%	514.79%

Residential Non-Prime Senior								Commercial Subordinate
Current face	$401,049	$475,949	$430,698	$403,675	$396,135	$182,851	$108,871	Current face	$140,547	$152,408	$158,997	$486,245	$506,746	$512,117	$514,169
Unamortized discount	(94,316)	(119,303)	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Unamortized (discount) premium	(5,534)	(5,660)	(5,130)	(1,624)	(120)	13,798	35,069
Credit reserve	(10,894)	(13,830)	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Credit reserve	(127,627)	(139,320)	(146,018)	(471,957)	(492,459)	(497,784)	(497,047)
Unrealized gains (losses)	24,559	24,556	32,371	23,322	(7,410)	(27,116)	(11,537)	Unrealized gains (losses)	224	1,448	1,351	4,169	1,502	(5,216)	(9,701)
Fair value	$320,398	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	Fair value	$7,610	$8,876	$9,200	$16,833	$15,669	$22,915	$42,490

Average amortized cost	$302,461	$310,948	$263,022	$270,353	$168,383	$87,464	$63,050	Average amortized cost	$7,417	$7,670	$8,090	$13,504	$25,006	$46,382	$63,969
Interest income	$11,426	$13,011	$8,489	$10,513	$6,737	$3,311	$1,590	Interest income	$696	$716	$1,233	$2,192	$1,599	$500	$(1,000)
Annualized yield	15.11%	16.74%	12.91%	15.55%	16.00%	15.14%	10.09%	Annualized yield	37.55%	37.36%	60.97%	64.93%	25.58%	4.31%	(6.25%)

Residential Re-REMIC								CDO Subordinate
Current face	$139,426	$146,964	$255,975	$318,703	$236,070	$-	$-	Current face	$35,422	$35,397	$35,371	$35,344	$35,311	$35,277	$38,405
Unamortized discount	(68,049)	(68,806)	(109,807)	(144,351)	(134,621)	-	-	Unamortized discount	(20,613)	(20,522)	(20,521)	(19,632)	(19,460)	(19,086)	(18,319)
Credit reserve	(37,962)	(42,299)	(81,726)	(94,626)	(45,874)	-	-	Credit reserve	(13,678)	(13,653)	(13,628)	(13,600)	(13,568)	(13,534)	(16,476)
Unrealized gains (losses)	35,655	31,054	41,509	13,781	(434)	-	-	Unrealized gains	-	-	25	25	25	-	-
Fair value	$69,070	$66,913	$105,951	$93,507	$55,141	$-	$-	Fair value	$1,131	$1,222	$1,247	$2,137	$2,308	$2,657	$3,610

Average amortized cost	$34,385	$45,852	$73,938	$69,980	$26,419	$-	$-	Average amortized cost	$1,207	$1,222	$1,962	$2,255	$2,595	$25	$3,931
Interest income	$1,382	$1,925	$2,941	$3,110	$573	$-	$-	Interest income	$134	$54	$138	$73	$163	$10	$376
Annualized yield	16.08%	16.79%	15.91%	17.77%	8.67%	-	-	Annualized yield	44.38%	17.59%	28.24%	12.97%	25.09%	153.66%	38.21%

Residential Prime Subordinate								Note on annualized yields: Cash flows from our investments can be very sporadic and, to some
Current face	$298,707	$325,045	$348,678	$379,276	$412,052	$419,631	$448,943	extent, unexpected. The amortized cost of some assets is close to zero and any interest income results
Unamortized discount	(23,279)	(23,783)	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)	in unusally high reported yields that are not sustainable.
Credit reserve	(240,357)	(261,854)	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)
Unrealized losses	(18,665)	(22,812)	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)
Fair value	$16,406	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787

Average amortized cost	$38,079	$41,701	$47,083	$58,637	$43,020	$47,070	$88,943
Interest income	$3,297	$2,944	$3,533	$4,299	$3,907	$8,220	$8,185
Annualized yield	34.63%	28.24%	30.02%	29.33%	36.32%	69.85%	36.81%

Note on annualized yields: Cash flows from our investments can be very sporadic and, to some extent, unexpected.  The amortized cost of some assets is close to zero and any interest income results in unusally high reported yields that are not sustainable.

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 7: Balances & Yields by Securities
Portfolio at Redwood

Table 8: Securities Portfolio Activity at Redwood ($ in thousands)

	2010	2010	2009	2009	2009	2009	2008		2010	2010	2009	2009	2009	2009	2008
	Q2	Q1	Q4	Q3	Q2	Q1	Q4		Q2	Q1	Q4	Q3	Q2	Q1	Q4
Residential Prime Senior								Residential Real Estate Loans
Beginning fair value	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	$21,395	Beginning fair value	$2,227	$2,374	$2,299	$2,336	$2,577	$2,624	$3,150
Acquisitions	1,055	56,010	27,607	134,738	120,982	49,107	35,866	Principal payments	46	(27)	(30)	(28)	(185)	(27)	(40)
Sales	(43,485)	(8,780)	(24,104)	(5,091)	(35,713)	-	-	Premium amortization	-	-	-	-	-	-	-
Effect of principal payments	(13,065)	(11,220)	(13,632)	(13,121)	(6,499)	(2,337)	(347)	Transfers to REO	(165)	-	-	-	-	-	(14)
Change in fair value, net	(6,943)	6,922	2,678	36,667	16,930	(9,969)	(5,949)	Changes in fair value, net	296	(120)	105	(9)	(56)	(20)	(472)
Ending fair value	$309,702	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Ending fair value	$2,404	$2,227	$2,374	$2,299	$2,336	$2,577	$2,624

Residential Non-Prime Senior								Commercial Subordinate
Beginning fair value	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	$48,246	Beginning fair value	$8,876	$9,200	$16,833	$15,669	$22,915	$42,490	$63,686
Acquisitions	16,113	118,195	37,157	84,837	162,745	48,444	10,419	Acquisitions	-	-	-	-	-	-	-
Sales	(54,285)	(49,361)	-	(56,299)	(14,613)	(373)	(867)	Sales	-	-	(4,778)	-	-	-	-
Effect of principal payments	(12,582)	(10,242)	(10,214)	(11,083)	(5,128)	(1,573)	(549)	Effect of principal payments	-	-	-	-	-	-	-
Change in fair value, net	3,779	(6,171)	9,009	30,590	13,568	(14,935)	(14,429)	Change in fair value, net	(1,266)	(324)	(2,855)	1,164	(7,246)	(19,575)	(21,196)
Ending fair value	$320,397	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	Ending fair value	$7,610	$8,876	$9,200	$16,833	$15,669	$22,915	$42,490

Re-REMIC								Commercial Real Estate Loans
Beginning fair value	$66,913	$105,951	$93,507	$55,141	$-	$-	$-	Beginning fair value	$244	$245	$246	$247	$248	$249	$250
Acquisitions	-	-	3,367	25,073	55,562	-	-	Principal payments	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Sales	(1,960)	(27,932)	(17,368)	-	-	-	-	Discount amortization	1	1	1	1	1	1	1
Effect of principal payments	-	-	-	-	-	-	-	Credit provision	-	-	-	-	-	-	-
Change in fair value, net	4,117	(11,106)	26,445	13,293	(421)	-	-	Changes in fair value, net	-	-	-	-	-	-	-
Ending fair value	$69,070	$66,913	$105,951	$93,507	$55,141	$-	$-	Ending fair value	$243	$244	$245	$246	$247	$248	$249

Residential Prime Subordinate								CDO Subordinate
Beginning fair value	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787	$86,272	Beginning fair value	$1,222	$1,247	$2,137	$2,308	$2,657	$3,610	$4,065
Acquisitions	2,223	-	-	1,390	1,829	-	-	Acquisitions	-	-	-	-	-	-	-
Sales	-	-	-	(1,409)	-	-	-	Sales	-	-	-	-	-	-	-
Effect of principal payments	(474)	(415)	(526)	(880)	(1,050)	(946)	(1,311)	Effect of principal payments	-	-	-	-	-	(37)	(69)
Change in fair value, net	(1,939)	(2,499)	(1,890)	(3,917)	(3,049)	(13,829)	(41,174)	Change in fair value, net	(90)	(25)	(890)	(171)	(349)	(916)	(386)
Ending fair value	$16,406	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787	Ending fair value	$1,132	$1,222	$1,247	$2,137	$2,308	$2,657	$3,610

Residential Non-Prime Subordinate
Beginning fair value	$6,544	$1,295	$1,205	$3,192	$4,537	$7,313	$5,073
Acquisitions	3,894	5,472	-	-	-	-	3,630
Sales	-	-	-	-	-	-	-
Effect of principal payments	(352)	(111)	(25)	(38)	(67)	(98)	(148)
Change in fair value, net	(56)	(112)	115	(1,949)	(1,278)	(2,678)	(1,242)
Ending fair value	$10,030	$6,544	$1,295	$1,205	$3,192	$4,537	$7,313

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 8: Securities Portfolio Activity at Redwood	59

Table 9A: Residential Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	60

	2010	2010	2009	2009	2009	2009	2008		2010	2010	2009	2009	2009	2009	2008
	Q2	Q1	Q4	Q3	Q2	Q1	Q4		Q2	Q1	Q4	Q3	Q2	Q1	Q4
Residential Senior Prime
Principal value	$371,066	$450,647	$412,471	$431,289	$276,444	$160,009	$90,256	Southern CA	25%	25%	25%	27%	24%	24%	24%
Unamortized discount	(93,502)	(113,757)	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Northern CA	22%	22%	22%	20%	23%	23%	22%
Credit reserve	(10,084)	(14,637)	(9,898)	(11,069)	(3,486)	(621)	-	New York	6%	7%	7%	6%	7%	7%	7%
Unrealized gains (losses)	42,222	49,887	43,436	40,734	1,729	(6,738)	2,689	Florida	6%	6%	6%	7%	5%	5%	5%
Fair value	$309,702	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Virginia	4%	4%	4%	2%	4%	4%	4%
Fair value / principal value	83%	83%	80%	78%	66%	55%	56%	New Jersey	3%	3%	3%	3%	3%	3%	3%
								Illinois	3%	3%	3%	2%	3%	3%	3%
Security Type								Georgia	2%	2%	2%	2%	2%	2%	2%
ARM	$-	$-	$-	$-	$-	$-	$-	Texas	2%	2%	2%	3%	2%	2%	3%
Hybrid	272,866	333,760	298,245	306,402	175,940	86,282	48,805	Arizona	2%	2%	2%	2%	2%	2%	2%
Fixed	36,836	38,380	30,963	30,257	7,526	1,484	2,160	Colorado	2%	2%	2%	4%	2%	2%	2%
Total fair value	$309,702	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Other states	23%	22%	22%	22%	23%	23%	23%

Residential Senior Prime								Wtd Avg Original LTV	68%	68%	68%	68%	68%	68%	68%
Coupon income	$4,356	$4,870	$5,057	$4,743	$3,066	$1,733	$749	Original LTV: 0 - 50	13%	13%	13%	13%	13%	13%	13%
Discount amortization	3,512	3,585	3,553	3,688	2,410	1,128	243	Original LTV: 50.01 - 60	12%	11%	11%	12%	12%	12%	12%
Total interest income	$7,868	$8,455	$8,610	$8,431	$5,476	$2,861	$992	Original LTV: 60.01 - 70	22%	22%	22%	22%	22%	22%	22%
								Original LTV: 70.01 - 80	50%	51%	50%	50%	49%	49%	49%
Average amortized cost	$278,472	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	Original LTV: 80.01 - 90	2%	2%	2%	2%	2%	2%	3%
								Original LTV: 90.01 - 100	1%	1%	1%	1%	1%	1%	1%
Coupon income %	6.26%	6.87%	7.22%	7.17%	7.46%	8.93%	7.94%	Unknown	0%	0%	1%	0%	1%	1%	0%
Discount amortization %	5.04%	5.06%	5.07%	5.57%	5.86%	5.81%	2.58%
Annualized yield	11.30%	11.93%	12.30%	12.74%	13.32%	14.74%	10.51%	Wtd Avg FICO	739	740	740	740	741	741	741
								FICO: <= 600	0%	0%	0%	0%	0%	0%	0%
Residential Subordinate Prime								FICO: 601 - 620	0%	0%	0%	0%	0%	0%	0%
Principal value	$298,707	$325,045	$348,678	$379,276	$412,052	$419,631	$448,943	FICO: 621 - 640	1%	1%	1%	1%	1%	1%	1%
Unamortized discount	(23,279)	(23,783)	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)	FICO: 641 - 660	2%	2%	2%	2%	2%	2%	2%
Credit reserve	(240,357)	(261,854)	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)	FICO: 661 - 680	5%	5%	5%	5%	5%	5%	5%
Unrealized loss	(18,665)	(22,812)	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)	FICO: 681 - 700	9%	9%	9%	9%	9%	9%	8%
Fair value	$16,406	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787	FICO: 701 - 720	14%	14%	14%	14%	13%	13%	13%
Fair value / principal value	5%	5%	6%	6%	6%	7%	10%	FICO: 721 - 740	15%	14%	14%	14%	14%	14%	14%
								FICO: 741 - 760	16%	16%	16%	16%	16%	16%	16%
Security Type								FICO: 761 - 780	19%	19%	19%	19%	19%	19%	19%
ARM	$3,262	$1,164	$1,202	$1,301	$1,413	$1,736	$2,580	FICO: 781 - 800	13%	14%	14%	14%	15%	15%	15%
Hybrid	8,884	10,334	13,028	14,780	18,544	20,325	32,482	FICO: >= 801	3%	4%	4%	4%	4%	4%	4%
Fixed	4,260	5,098	5,280	5,845	6,785	6,951	8,725	Unknown	3%	2%	2%	2%	2%	2%	3%
Total fair value	$16,406	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787
								Conforming % (2)	58%	57%	58%	59%	59%	60%	61%
Residential Subordinate Prime								> $1 MM %	9%	9%	9%	8%	8%	8%	8%
Coupon income	$3,201	$3,172	$3,972	$4,698	$5,155	$5,615	$6,219
Discount (premium) amortization	96	(228)	(439)	(399)	(1,248)	2,887	1,966	2nd Home %	7%	7%	7%	7%	7%	7%	6%
Total interest income	$3,297	$2,944	$3,533	$4,299	$3,907	$8,502	$8,185	Investment Home %	2%	2%	2%	2%	2%	1%	1%

Average amortized cost	$38,079	$41,701	$47,083	$58,637	$43,020	$47,070	$88,943
								Purchase	43%	45%	44%	44%	44%	44%	44%
Coupon income %	33.62%	30.43%	33.74%	32.05%	47.93%	47.72%	27.97%	Cash Out Refi	22%	22%	22%	22%	21%	21%	21%
Discount (premium) amortization %	1.01%	(2.19%)	(3.73%)	(2.72%)	(11.61%)	24.53%	8.84%	Rate-Term Refi	34%	33%	33%	33%	34%	34%	35%
Annualized yield	34.63%	28.24%	30.02%	29.33%	36.32%	72.25%	36.81%	Construction	0%	0%	0%	0%	0%	0%	0%
								Other	1%	0%	1%	1%	1%	1%	0%
Underlying Prime Loan Characteristics (1)
								Full Doc	55%	55%	55%	55%	56%	55%	55%
Number of loans	140,951	156,375	168,449	184,849	201,789	216,362	237,131	No Doc	5%	5%	5%	5%	4%	4%	4%
Total loan face	$59,814,476	$71,413,439	$76,332,218	$84,519,707	$92,121,182	$98,573,943	$107,131,216	Other Doc (Lim, Red, Stated, etc)	38%	37%	37%	37%	37%	38%	38%
Average loan size	$424	$457	$453	$457	$457	$456	$452	Unknown/Not Categorized	2%	3%	3%	3%	3%	3%	3%

Year 2008 origination	0%	0%	1%	0%	0%	0%	0%	2-4 Family	1%	2%	2%	1%	1%	1%	1%
Year 2007 origination	7%	10%	10%	9%	9%	9%	9%	Condo	10%	10%	10%	10%	10%	10%	10%
Year 2006 origination	14%	12%	12%	12%	12%	14%	14%	Single Family	87%	87%	87%	88%	88%	88%	87%
Year 2005 origination	20%	21%	19%	20%	19%	17%	17%	Other	1%	1%	1%	1%	1%	1%	2%
Year 2004 origination and earlier	59%	57%	58%	59%	60%	60%	60%

(1) Only the loan groups providing direct cash flow to securities we own are included.
(2) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 9A: Residential Prime Securities at Redwood
and Underlying Loan Characteristics

Table 9B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)

	2010	2010	2009	2009	2009	2009	2008		2010	2010	2009	2009	2009	2009	2008
	Q2	Q1	Q4	Q3	Q2	Q1	Q4		Q2	Q1	Q4	Q3	Q2	Q1	Q4
Residential Senior Non-Prime
Principal value	$401,049	$475,949	$430,698	$403,675	$396,135	$182,851	$108,871	Southern CA	22%	23%	25%	26%	25%	27%	30%
Unamortized discount	(94,316)	(119,303)	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Northern CA	14%	17%	18%	16%	18%	19%	22%
Credit reserve	(10,894)	(13,830)	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Florida	9%	8%	8%	9%	9%	10%	10%
Unrealized gains (losses)	24,559	24,556	32,371	23,322	(7,410)	(27,116)	(11,537)	New York	5%	5%	5%	5%	5%	5%	4%
Fair value	$320,398	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	New Jersey	4%	3%	4%	2%	4%	4%	3%
Fair value / principal value	80%	77%	73%	69%	58%	41%	39%	Arizona	4%	3%	3%	4%	3%	3%	3%
								Virginia	3%	3%	3%	2%	3%	3%	3%
Security Type								Georgia	2%	2%	2%	3%	2%	1%	1%
ARM	$5,467	$5,806	$2,015	$-	$-	$-	$-	Texas	3%	3%	2%	2%	2%	1%	1%
Option ARM	12,408	28,891	26,004	25,747	18,586	17,796	23,820	Illinois	3%	2%	2%	2%	2%	3%	2%
Hybrid	118,199	122,084	160,494	154,998	158,886	50,616	13,519	Colorado	3%	3%	2%	3%	2%	2%	2%
Fixed	184,324	210,592	126,439	98,255	53,483	5,971	5,481	Other states	30%	28%	26%	26%	25%	22%	19%
Total fair value	$320,398	$367,373	$314,952	$279,000	$230,955	$74,383	$42,820
								Wtd Avg Original LTV	73%	73%	73%	74%	74%	74%	74%
Residential Senior Non-Prime								Original LTV: 0 - 50	7%	6%	5%	5%	5%	5%	5%
Coupon income	$5,016	$5,994	$4,000	$4,156	$2,871	$1,251	$879	Original LTV: 50.01 - 60	8%	8%	8%	7%	7%	7%	7%
Discount amortization	6,410	7,017	4,489	6,357	3,865	2,194	711	Original LTV: 60.01 - 70	18%	18%	19%	17%	17%	18%	19%
Total interest income	$11,426	$13,011	$8,489	$10,513	$6,736	$3,445	$1,590	Original LTV: 70.01 - 80	58%	58%	59%	59%	59%	60%	59%
								Original LTV: 80.01 - 90	6%	7%	6%	8%	8%	7%	7%
Average amortized cost	$302,461	$310,948	$263,022	$270,353	$168,383	$87,464	$63,050	Original LTV: 90.01 - 100	3%	3%	3%	4%	4%	3%	3%
								Unknown	0%	0%	0%	0%	0%	0%	0%
Coupon income %	6.63%	7.71%	6.08%	6.15%	6.82%	5.72%	5.58%
Discount amortization %	8.48%	9.03%	6.83%	9.41%	9.18%	10.03%	4.51%	Wtd Avg FICO	711	712	712	707	705	705	706
Annualized yield	15.11%	16.74%	12.91%	15.55%	16.00%	15.75%	10.09%	FICO: <= 600	2%	2%	1%	2%	2%	2%	3%
								FICO: 601 - 620	2%	2%	2%	2%	3%	3%	3%
Residential Subordinate Non-Prime								FICO: 621 - 640	5%	4%	4%	5%	5%	5%	5%
Principal value	$44,659	$68,700	$86,802	$86,802	$230,404	$327,766	$452,327	FICO: 641 - 660	7%	7%	7%	8%	8%	8%	7%
Unamortized discount	(19,586)	(15,123)	(14,863)	(14,863)	(18,846)	(19,512)	(29,092)	FICO: 661 - 680	12%	11%	12%	13%	12%	12%	12%
Credit reserve	(15,775)	(47,805)	(70,806)	(70,806)	(208,839)	(305,422)	(419,194)	FICO: 681 - 700	14%	14%	15%	15%	16%	16%	16%
Unrealized gain	732	772	162	162	473	1,705	3,272	FICO: 701 - 720	14%	15%	15%	14%	14%	14%	14%
Fair value	$10,030	$6,544	$1,295	$1,295	$3,192	$4,537	$7,313	FICO: 721 - 740	12%	13%	13%	12%	12%	12%	13%
Fair value / principal value	22%	10%	1%	1%	1%	1%	2%	FICO: 741 - 760	11%	12%	11%	11%	11%	11%	11%
								FICO: 761 - 780	10%	10%	10%	9%	9%	9%	9%
Security Type								FICO: 781 - 800	7%	7%	7%	6%	5%	5%	5%
Option ARM	$623	$645	$1,061	$907	$2,639	$3,618	$5,082	FICO: >= 801	2%	2%	2%	2%	2%	2%	2%
Hybrid	4,773	505	234	293	400	571	1,307	Unknown	2%	1%	1%	1%	1%	1%	0%
Fixed	8,930	5,395	-	5	153	348	924
Total fair value	$14,326	$6,545	$1,295	$1,205	$3,192	$4,537	$7,313	Conforming % (2)	85%	81%	76%	74%	71%	62%	60%
								> $1 MM %	4%	6%	9%	9%	10%	17%	19%
Residential Subordinate Non-Prime
Coupon income	$313	$169	$701	$1,128	$2,318	$5,779	$4,503	2nd Home %	4%	5%	5%	5%	5%	7%	7%
Discount (premium) amortization	300	(25)	(342)	143	(703)	553	780	Investment Home %	13%	11%	9%	8%	8%	7%	7%
Total interest income	$613	$144	$359	$1,271	$1,615	$6,332	$5,283

Average amortized cost	$7,708	$4,253	$1,377	$2,218	$2,767	$3,450	$4,105	Purchase	40%	39%	40%	40%	41%	37%	35%
								Cash Out Refi	41%	42%	42%	42%	42%	44%	46%
Coupon income %	16.25%	15.89%	203.65%	203.50%	335.10%	670.16%	438.78%	Rate-Term Refi	18%	18%	17%	17%	16%	19%	19%
Discount (premium) amortization %	15.58%	(2.35%)	(99.42%)	25.74%	(101.60%)	64.12%	76.00%	Construction	0%	0%	0%	0%	0%	0%	0%
Annualized yield	31.83%	13.54%	104.23%	229.25%	233.50%	734.28%	514.79%	Other	1%	1%	1%	1%	1%	0%	0%

Underlying Non-Prime Loan Characteristics (1)								Full Doc	36%	37%	34%	34%	32%	27%	24%
								No Doc	3%	3%	2%	2%	2%	6%	4%
Number of loans	72,621	79,448	73,102	73,970	71,041	64,541	88,331	Other Doc (Lim, Red, Stated, etc)	59%	59%	62%	62%	64%	66%	71%
Total loan face	$16,931,963	$19,644,742	$20,445,051	$21,588,255	$22,498,418	$24,833,600	$36,262,301	Unknown/Not Categorized	2%	1%	2%	2%	2%	1%	1%
Average loan size	$233	$247	$280	$292	$317	$385	$411
								2-4 Family	8%	6%	5%	5%	5%	4%	4%
Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	Condo	8%	8%	9%	9%	9%	10%	10%
Year 2007 origination	7%	10%	11%	22%	23%	36%	33%	Single Family	84%	86%	86%	86%	86%	85%	86%
Year 2006 origination	18%	9%	5%	8%	8%	12%	22%	Other	0%	0%	0%	0%	0%	1%	0%
Year 2005 origination	45%	50%	47%	36%	34%	27%	28%
Year 2004 origination and earlier	30%	31%	37%	34%	35%	25%	17%

(1) Only the loan groups providing direct cash flow to securities we own are included.
(2) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 9B: Residential Non-Prime Securities at Redwood	61
and Underlying Loan Characteristics

Table 10: Residential Real Estate Loan Characteristics ($ in thousands)[1]	62

	2010	2010	2009	2009	2009	2009	2008	2008	2008
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2

Residential loans	$3,807,334	$3,661,063	$3,733,173	$3,827,086	$3,952,147	$4,523,877	$4,617,269	$6,070,083	$6,322,868
Number of loans	12,725	12,721	12,930	13,232	13,648	14,880	15,203	18,037	18,706
Average loan size	$299	$288	$289	$289	$290	$304	$304	$337	$338

Adjustable %	90%	96%	95%	95%	95%	85%	85%	67%	67%
Hybrid %	10%	4%	5%	5%	5%	15%	15%	33%	33%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Amortizing %	4%	3%	3%	3%	3%	4%	4%	5%	5%
Interest-only %	96%	97%	97%	97%	97%	96%	96%	95%	95%

Florida	13%	14%	14%	14%	14%	13%	13%	13%	13%
Southern California	11%	11%	11%	11%	11%	12%	12%	15%	15%
Northern California	9%	8%	8%	8%	8%	9%	9%	11%	11%
New York	8%	7%	7%	7%	7%	6%	6%	6%	6%
Georgia	5%	5%	5%	5%	5%	5%	5%	4%	4%
New Jersey	4%	5%	5%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	5%	5%	5%	5%	5%	4%	4%
Colorado	4%	4%	4%	4%	4%	4%	4%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%
Arizona	2%	2%	2%	3%	3%	3%	3%	3%	3%
Illinois	3%	2%	2%	2%	2%	3%	3%	3%	3%
Other states	33%	34%	34%	34%	34%	33%	33%	31%	30%

Year 2009 origination	6%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	2%	2%	2%	2%	13%	13%
Year 2006 origination	5%	6%	6%	5%	5%	15%	15%	21%	21%
Year 2005 origination	4%	4%	4%	4%	4%	4%	4%	5%	5%
Year 2004 origination or earlier	83%	88%	88%	89%	89%	79%	79%	61%	61%

Wtd Avg Original LTV	66%	67%	67%	67%	67%	68%	68%	69%	69%
Original LTV: 0 - 50	19%	18%	18%	18%	18%	17%	17%	15%	15%
Original LTV: 50 - 60	12%	11%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60 - 70	20%	20%	20%	20%	20%	19%	19%	19%	19%
Original LTV: 70 - 80	42%	43%	43%	43%	43%	46%	46%	49%	49%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	5%	6%	6%	6%	6%	5%	5%	4%	4%

Wtg Avg FICO	733	730	730	730	731	731	732	732	732
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	2%	2%	2%	2%	1%	1%
FICO: 641 -660	4%	4%	4%	4%	4%	4%	4%	3%	3%
FICO: 661 - 680	7%	8%	8%	8%	8%	7%	7%	7%	8%
FICO: 681 - 700	11%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	13%	13%	13%	14%	13%	13%	13%	14%
FICO: 721 - 740	13%	13%	13%	13%	13%	13%	13%	13%	14%
FICO: 741 - 760	14%	14%	14%	14%	14%	15%	15%	15%	15%
FICO: 761 - 780	17%	16%	16%	16%	16%	17%	17%	17%	17%
FICO: 781 - 800	13%	12%	12%	12%	12%	12%	12%	13%	13%
FICO: >= 801	4%	4%	4%	4%	3%	3%	3%	4%	4%

Conforming % (2)	53%	56%	56%	56%	56%	55%	52%	34%	33%
% balance in loans > $1mm per loan	18%	16%	16%	16%	16%	14%	14%	15%	15%

2nd home %	12%	12%	12%	12%	12%	11%	11%	11%	11%
Investment home %	4%	4%	4%	4%	4%	3%	3%	3%	3%

Purchase	31%	31%	31%	31%	31%	34%	34%	36%	36%
Cash out refinance	34%	36%	36%	36%	35%	34%	34%	32%	32%
Rate-term refinance	34%	31%	31%	31%	32%	31%	31%	30%	30%
Other	1%	2%	2%	2%	2%	1%	1%	2%	2%

(1) This table presents characteristics of residential real estate loans held by consolidated Sequoia entities.
(2) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available during the corresponding period was used.  For June 30, 2010, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2010	Table 10: Residential Real Estate Loan Characteristics

Redwood Trust Corporate Information

SENIOR OFFICERS:	DIRECTORS:

Martin S. Hughes	George E. Bull, III
President and	Chairman of the Board
Chief Executive Officer
Richard D. Baum
Brett D. Nicholas	Former Chief Deputy Insurance
Executive Vice President,	Commissioner for the State of California
Chief Investment Officer,
and Chief Operating Officer	Thomas C. Brown
COO, McGuire Real Estate and
Diane L. Merdian	Principal Shareholder, Urban Bay Properties, Inc.
Chief Financial Officer
Mariann Byerwalter
Harold F. Zagunis	Chairman, JDN Corporate Advisory LLC
Chief Risk Officer
Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.
STOCK LISTING:
The Company’s common stock is traded	Jeffrey T. Pero
on the New York Stock Exchange under	Retired Partner, Latham & Watkins LLP
the symbol RWT
Georganne C. Proctor
CORPORATE HEADQUARTERS:	Executive Vice President and Chief Integration Officer, TIAA-CREF
One Belvedere Place, Suite 300
Mill Valley, California 94941	Charles J. Toeniskoetter
Telephone: (415) 389-7373	Chairman, Toeniskoetter & Breeding, Inc. Development
Chairman & CEO, Toeniskoetter Construction, Inc.
NEW YORK OFFICE:
245 Park Avenue, 39th Floor
New York, New York 10167

INVESTOR RELATIONS:
Mike McMahon
Managing Director

Paula Kwok
Assistant Vice President
Investor Relations Hotline: (866) 269-4976	TRANSFER AGENT:
Email: investorrelations@redwoodtrust.com	Computershare
2 North LaSalle Street
GRAPHIC DESIGN:	Chicago, IL 60602
Emily Spoon	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com